                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)      November 30, 1994



                            EASTMAN KODAK COMPANY
            (Exact name of registrant as specified in its charter)


       NEW JERSEY                       1-87                16-0417150
(State of incorporation)      (Commission File Number)      (IRS Employer
                                                           Identification No.)

343 STATE STREET, ROCHESTER, NEW YORK                       14650
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:         716-724-4000

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Effective November 30, 1994, the Company completed the divestiture of its Clinical Diagnostics Division to Johnson & Johnson for $1.008 billion in cash and the divestiture of the do-it-yourself products business of L&F Products to Forstmann Little & Co. for $700 million in cash. Details of the divestitures are contained in a press release issued by the Company on December 1, 1994 and set forth herein on page 63.

ITEM 5.  OTHER EVENTS

The Company is filing the financial data, consolidated financial statements, financial statement schedules and additional data detailed below to provide historical financial information excluding the results of the following non-imaging health businesses which the Company announced on May 3, 1994 its intent to divest: the pharmaceutical and consumer health businesses of Sterling Winthrop Inc., the household products and do-it-yourself products businesses of L&F Products and the Clinical Diagnostics Division. The pharmaceutical business of Sterling Winthrop Inc. was divested effective
October 1, 1994, the consumer health business of Sterling Winthrop Inc. was divested effective October 31, 1994, the do-it-yourself products business of L&F Products was divested effective November 30, 1994 and the Clinical Diagnostics Division was divested effective November 30, 1994.

The information on pages 4-8 and 21-62 constitutes restatement of financial information previously filed to exclude the results of the non-imaging health businesses. To facilitate comparisons for the remainder of 1994, restated Sales and Earnings data for the fourth quarter and total year 1993 to reflect the new basis of two reporting segments are set forth on pages 19-20.

                Eastman Kodak Company and Subsidiary Companies
             Index to Exhibits and Financial Statement Schedules

                                                                    Page No.
    1.  Financial Data of Eastman Kodak Company for year ended
         December 31, 1993:
          Business                                                     4- 8
          Selected Financial Data                                      8-10
          Management's Discussion and Analysis of Financial
           Condition and Results of Operations                        11-20

    2.  Consolidated financial statements of Eastman Kodak Company for year ended December 31, 1993:
        Report of independent accountants                                21
        Consolidated statement of earnings                            22-24
        Consolidated statement of retained earnings                      24
        Consolidated statement of financial position                     25
        Consolidated statement of cash flows                             26
        Notes to financial statements                                 27-47
        Consent of independent accountants                               49

    3.  Financial statement schedules of Eastman Kodak Company for year ended December 31, 1993:
           I - Marketable securities                                     50
          II - Amounts receivable from employees                         51
           V - Properties                                                52
          VI - Accumulated depreciation of properties                    53
        VIII - Valuation and qualifying accounts                         54
          IX - Short-term borrowings                                     55
           X - Supplementary consolidated statement of earnings
                information                                              56

        All other schedules have been omitted because they are not applicable or the information required is shown in the financial statements or notes thereto.

    4.  Additional data required to be furnished for Eastman Kodak
         Company for year ended December 31, 1993:
             - Computation of Earnings Per Common Share,
                Exhibit (11)                                          57-59
             - Computation of Ratio of Earnings to Fixed Charges,
                Exhibit (12)                                             60
             - Subsidiaries of Eastman Kodak Company, Exhibit (22)    61-62

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(b) Pro forma consolidated financial statements of the Company for the year ended December 31, 1993, excluding the results of the non-imaging health businesses (including Sterling Winthrop Inc.) that the Company is divesting, are set forth at Item 7 of Current Report on Form 8-K dated June 30, 1994 and filed October 17, 1994, as amended by Amendment No. 1 to Current Report on Form 8-K dated June 30, 1994 and filed
     October 21, 1994.

(c) Filed herewith as Exhibit 10(A), pages 65 to 73, is Amendment No. 1 to Asset Purchase Agreement among the Company and L&F Products Inc. and Sterling Winthrop Inc. and MTF Acquisition Corp. dated as of November 30, 1994, and as Exhibit 10(B), pages 74 to 84, is the Amendement to Asset Purchase Agreement between the Company and Johnson & Johnson dated November 30, 1994.

EXHIBIT 1 - FINANCIAL DATA

BUSINESS

Eastman Kodak Company (Kodak or the Company) is engaged primarily in developing, manufacturing, and marketing imaging and information systems.

In conjunction with the Company's announced intention to refocus its attention on its consumer and commercial imaging businesses, the Company has changed its segments for financial reporting purposes, effective with the second quarter of 1994. The Consumer Imaging business unit, which was previously reported in the former Imaging segment, is now reported as a separate segment. The new Commercial Imaging segment includes the other business units from the former Imaging segment, the business units from the former Information segment, digital and applied imaging operations and the Health Sciences business unit, which was previously included in the Health segment. Data for prior periods have been restated to conform with the 1994 presentation.

Kodak's sales, earnings and identifiable assets by industry segment for the past three years are shown in Segment Information on page 42.
- - ------------------------------------------------------------------------------


CONSUMER IMAGING SEGMENT

Sales of consumer imaging segment products, including intersegment sales, for the past three years were:

(in millions)                                      1993       1992       1991

                                                 $5,292     $5,414     $5,135

The products of the consumer imaging segment are used for capturing, recording or displaying a consumer originated image. For example, traditional amateur photography requires, at a minimum, a camera, film, and photofinishing. Photofinishing requires equipment and supplies, including chemicals and paper for prints.

Kodak manufactures and markets various components of imaging systems. For amateur photography, Kodak supplies films, photographic papers, processing services, photographic chemicals, cameras and projectors. Recent imaging products developed by Kodak include new generations of films, cameras, photographic papers and single-use cameras.

Marketing and Competition. Kodak's consumer imaging products and services are distributed through a variety of channels. Individual products are often used in substantial quantities in more than one market. Most sales of the consumer imaging segment are made through dealers. Independent retail outlets handling Kodak amateur products total many thousands. In a few areas abroad, Kodak products are marketed by independent national distributors.

Kodak's advertising programs actively promote its products and services in its various markets, and its principal trademarks, trade dress, and corporate symbol are widely used and recognized.

Kodak's consumer imaging products and services compete with similar products and services of others. Competition in traditional imaging markets is strong throughout the world. Many large and small companies offer similar products and services that compete with Kodak's business. Kodak's products are continually improved to meet the changing needs and preferences of its customers.

Raw Materials. The raw materials used by the consumer imaging segment are many and varied and generally available. Silver is one of the essential materials in photographic film and paper manufacturing. Digital electronics are becoming more integral in all products' offerings.

- - ----------------------------------------------------------------------------

COMMERCIAL IMAGING SEGMENT

Sales of commercial imaging segment products for the past three years were:

(in millions)                                     1993       1992       1991

                                                $7,382     $7,592     $7,301

The commercial imaging segment consists of businesses that serve the imaging and information needs of commercial customers. Products in this segment are used to capture, store, process and display images and information in a variety of forms.

Kodak products for the commercial imaging segment include films, photographic papers, photographic plates, chemicals, processing equipment and audiovisual equipment, as well as copiers, graphic arts films, microfilm products, applications software, printers and other business equipment and service agreements to support these products. These products serve professional photofinishers, professional photographers, customers in the health care industry, customers in motion picture, television, commercial printing and publishing, office automation and government markets. Recent commercial imaging products developed by Kodak include commercial imaging applications for the recently introduced photo CD system.

Marketing and Competition. Kodak's commercial imaging products and services are distributed through a variety of channels. The Company also sells and leases business equipment directly to users. Most sales of the commercial imaging segment, however, are made through dealers.

Kodak's commercial imaging products and services compete with similar products and services of other small and large companies. Strong competition exists throughout the world. Many large and small companies offer similar products and services that compete with Kodak's business. Kodak's products are continually improved to meet the changing needs and preferences of its customers.

Raw Materials. The raw materials used by the commercial imaging segment are many and varied and generally available. Silver is one of the essential materials in photographic film and paper manufacturing. Electronic components represent a significant portion of the cost of the materials used in the manufacture of business equipment.

- - ------------------------------------------------------------------------------

DISCONTINUED OPERATIONS - HEALTH BUSINESSES

On May 3, 1994, the Company announced its intent to divest the following non-imaging health businesses: the pharmaceutical and consumer health businesses of Sterling Winthrop Inc., the household products and do-it-yourself products businesses of L&F Products and the Clinical Diagnostics Division. These businesses are being reported as discontinued operations with results for prior periods restated. On June 23, 1994, the Company announced Sanofi agreed to acquire the pharmaceutical business of Sterling Winthrop Inc. for $1.675 billion in cash and its interest in the "Over-the-Counter" alliance with Sterling Winthrop Inc. On October 1, 1994, the Company completed this sale. On August 29, 1994, the Company announced SmithKline Beecham plc agreed to acquire the consumer health business of Sterling Winthrop Inc. for $2.925 billion in cash. On November 2, 1994, the Company completed this sale. On September 6, 1994, the Company announced Johnson & Johnson agreed to acquire the Clinical Diagnostics Division for $1.008 billion in cash. On November 30, 1994, the Company completed this sale. On September 26, 1994, the Company announced Reckitt & Colman plc agreed to acquire the worldwide household business of L&F Products for $1.55 billion in cash. On October 14, 1994, the Company announced Forstmann Little & Co. agreed to acquire the do-it-yourself products business of L&F Products for $700 million in cash. On November 30, 1994, the Company completed this sale. In addition, as part of the divestiture, the Company is actively negotiating with potential buyers for its pharmaceutical research and development facility and its NanoSystems unit, and anticipates closing dates for these transactions in 1995.

Sales of health businesses products for the past three years were:

(in millions)                                     1993       1992       1991

                                                $3,694     $3,553     $3,524



Kodak manufactures and markets various health products. Pharmaceutical products include medicines prescribed by physicians or made specifically for use in hospitals. Pharmaceutical products also include bulk pharmaceuticals, intermediates and other life-science chemicals sold primarily to other manufacturers. Sterling Winthrop Inc., a subsidiary of Kodak, and Elf Sanofi, a company within the Elf Aquitaine Group, have formed an alliance of joint ventures for the development and marketing of pharmaceutical and over-the-counter medicines. Consumer health products include medicines sold without prescription and promoted directly to the consumer. Kodak supplies clinical diagnostics equipment and consumables. The health businesses also include household, do-it-yourself and personal care products such as disinfectants, all purpose cleaners, floor-care products, rodenticides, septicides, wood stains, concrete and wood protectors, deodorants and hair-care products.

Marketing and Competition. Products of the health businesses are distributed through a variety of channels including dealers, independent distributors, wholesalers, jobbers, hospitals, retail drug stores, mass merchandisers, variety outlets, department stores, and food stores. The health care markets in the U.S. and in some countries outside the U.S. are experiencing changes resulting from concerns for escalating costs for health care, leading to competitor and customer consolidation. The businesses products are subject to competition from both large and small companies, many of which are highly regarded and well established, with substantial resources for research, product development and promotional activities.

Competition in the health businesses particularly with respect to pharmaceutical, consumer health and household products, is characterized by the effort to develop and introduce new or improved products. Many of Kodak's competitors are engaged in research activities which may lead to the development of new products constituting additional competition for Kodak's products.

Raw materials. Raw materials essential to the health businesses are purchased for the most part in the open market and are generally available.

The health businesses engage in research and development, located principally in United States locations in Montvale, New Jersey and Upper Providence
Township, Pennsylvania.  In 1993, $437 million (1992 - $431 million; 1991 -
$366 million) was expended for research and development.
- - ------------------------------------------------------------------------------

DISCONTINUED OPERATIONS - CHEMICALS SEGMENT

On December 31, 1993, the Company distributed all of the outstanding shares of common stock of Eastman Chemical Company (Eastman), which represents substantially all of the Company's worldwide chemical business, as a dividend to the Company's shareowners (the spin-off) in a ratio of one share of Eastman common stock for every four shares of Kodak common stock. As a result of the spin-off, Eastman became an independent publicly held company listed on the New York Stock Exchange and its operation ceased to be owned by the Company. In connection with the spin-off, Eastman assumed $1.8 billion of new borrowings, the proceeds from which will be used by the Company as part of a plan to retire certain of its indebtedness. The chemicals segment has been reported as discontinued operations and results for prior periods have been restated.

Sales of chemicals segment products, including intersegment sales, for the past three years were:

(in millions)                                     1993       1992       1991

                                                $3,976     $3,927     $3,740

The products of the chemicals segment include a wide variety of chemicals, plastics, and fibers. The manufacturing processes are diverse and highly integrated with intermediate products being sold to the trade, as well as being used in further internal manufacturing. The segment is also a major supplier of chemicals and plastics used in the manufacture of Kodak photographic products. Subsequent to the spin-off, it is expected that the Company will continue to purchase products from Eastman. The prices, terms and conditions of future sales have been negotiated between the Company and Eastman and are intended to reflect current market conditions.

The major sales products of the chemicals segment include:

- - - acids, alcohols, solvents, and plasticizers used by paint, chemical, and plastic manufacturers,
- - - polyethylene and polypropylene plastics used in applications such as plastic film and automotive parts,
- - - cellulose-based plastics used by molders of plastic tool handles, brushes, eyeglass frames, and toys,
- - - cellulose-based fibers, such as acetate yarn and filter materials,
- - - polyester plastics used in food and beverage packaging, and
- - - specialty and fine chemicals used in health, nutrition, pharmaceutical, and photographic applications.

Marketing and Competition. The chemicals segment markets products through a worldwide sales organization. The majority of the sales are direct, however, some are through other channels. Products are shipped to customers directly from the chemicals segment plants as well as from distribution centers.

The chemicals segment products are marketed and categorized as industrial or performance. The performance products include chemicals and plastics sold to customers in growth markets, as well as products sold on the basis of unique performance attributes. The industrial products are chemical, plastic and fiber products sold to industrial customers, usually in large volumes, primarily on the basis of price, product quality and consistency, and reliability of supply.

In the chemicals segment, competition is present from a number of large chemical manufacturers with similar products; however, the competitive environment varies among the various product markets.

Raw Materials. The raw materials used by the chemicals segment are many and varied and generally available. The major raw materials are propane, ethane, chemical wood pulp, paraxylene and coal. Many are derived from petroleum products, the prices of which have fluctuated in recent years.

The chemicals segment engages in research and development, located principally in United States locations in Kingsport, Tennessee and Longview, Texas.  In
1993, $180 million (1992 - $168 million; 1991 - $157 million) was expended for research and development.
- - ------------------------------------------------------------------------------

RESEARCH AND DEVELOPMENT

Through the years, Kodak has engaged in extensive and productive efforts in research and development. In 1993, $864 million (1992 - $988 million; 1991 - $971 million) was expended for research and development in continuing operations. Research and development groups for continuing operations are located principally in United States locations in Rochester, New York; outside the U.S., research and development groups are located in England, France, Japan and Germany. These groups, in close cooperation with manufacturing units and marketing organizations, are constantly developing new products and applications to serve both existing and new markets.

It has been Kodak's general practice to protect its investment in research and development and its freedom to use its inventions by obtaining patents where feasible. The ownership of these patents contributes to Kodak's ability to use its inventions but at the same time is accompanied by a liberal patent-licensing policy. While in the aggregate Kodak's patents are considered to be of material importance in the operation of its business, it does not consider that the patents relating to any single product or process are of material significance when judged from the standpoint of its total business.
- - ------------------------------------------------------------------------------

ENVIRONMENTAL PROTECTION

Kodak is subject to various laws and governmental regulations concerning environmental matters. Some of the U.S. federal environmental legislation having an impact on Kodak includes the Toxic Substances Control Act, the Resource Conservation and Recovery Act (RCRA), the Clean Air Act, and the Comprehensive Environmental Response, Compensation and Liability Act (the Superfund law).

Kodak continues to engage in a program for environmental protection and control. During 1993, expenditures for pollution prevention and waste treatment for continuing operations at various manufacturing facilities totaled $134 million. These costs included $100 million of recurring costs associated with managing hazardous substances and pollution in on-going operations, $32 million of capital expenditures to limit or monitor hazardous substances or pollutants, and $2 million of mandated expenditures to remediate previously contaminated sites. These expenditures have been accounted for in accordance with the Company's accounting policy for environmental costs. The Company expects these recurring and remediation costs to increase slightly and capital to increase significantly in the near future. While these costs will continue to be significant cash outflows for the Company, it is not expected that these costs will have a materially different impact on the Company's financial position, results of operations or competitive position.

The Company has reviewed a draft RCRA Facility Assessment (RFA) pertaining to the Company's Kodak Park site in Rochester, New York. The Company has completed a broad-based assessment of the site in response to the RFA. While future expenditures associated with any remediation activities could be significant, it is not possible to reasonably estimate those expenditures until additional studies are performed.

The Company accrues for remediation costs that relate to an existing condition caused by past operations when it is probable that these costs will be incurred and can be reasonably estimated. The Company has accrued for remediation costs of $84 million in its financial statements at December 31, 1993, compared with $90 million at December 31, 1992.

The Clean Air Act Amendments were enacted in 1990. The Company may be required to incur significant costs, primarily capital in nature, over a period of several years to comply with the provisions of this Act. The expenditures that may be required cannot be currently reasonably estimated since either implementing regulations have not been issued or compliance plans have not been finalized.

- - ------------------------------------------------------------------------------

EMPLOYMENT

At the end of 1993, Kodak's continuing operations employed 91,800 people, of whom 49,100 were employed in the United States.
- - ------------------------------------------------------------------------------

Financial information by geographic areas for the past three years is shown in Segment Information on page 43.

- - ------------------------------------------------------------------------------

SELECTED FINANCIAL DATA
                                 Eastman Kodak Company and Subsidiary Companies
                                     Selected Consolidated Financial Data
                                         For the Year Ended in December

(amounts in millions,       1993 (1)    1992 (2)    1991 (3)    1990 (4)    1989 (5)
except per share data)
Sales from continuing
 operations                 $12,670     $12,992     $12,427     $12,526     $12,325

Earnings from
 continuing operations
  before extraordinary item
   and cumulative effect
    of changes in
     accounting principle       644         845          12         548         312

Earnings from discontinued
 operations before cumulative
  effect of changes in
   accounting principle          23         149           5         155         217
                            -------     -------     -------     -------     -------
Earnings before
 extraordinary item
  and cumulative effect
   of changes in
    accounting principle        667         994          17         703         529

Extraordinary item              (14)          -           -           -           -
                            -------     -------     -------     -------     -------

Earnings before cumulative
 effect of changes in
  accounting principle          653         994          17         703         529
                            -------     -------     -------     -------     -------

Cumulative effect of changes
 in accounting principle
  from continuing
   operations                (1,649)        100           -           -           -

Cumulative effect of changes
 in accounting principle
  from discontinued
   operations                  (519)         52           -           -           -
                            -------     -------     -------     -------     -------
Total cumulative effect of
 changes in accounting
  principle                  (2,168)        152           -           -           -
- - -------                     -------     -------     -------     -------
Net earnings (loss)         $(1,515)    $ 1,146     $    17     $   703     $   529
                            =======     =======     =======     =======     =======

SELECTED FINANCIAL DATA (continued)
                                 Eastman Kodak Company and Subsidiary Companies
                                     Selected Consolidated Financial Data
                                         For the Year Ended in December

                            1993 (1)    1992 (2)    1991 (3)    1990 (4)    1989 (5)
Primary earnings per
 share from continuing
  operations before
   extraordinary item and
    cumulative effect of
     changes in accounting
      principle             $  1.95     $  2.60     $   .04     $  1.69     $   .96

Primary earnings per
 share from discontinued
  operations before
   cumulative effect of
    changes in accounting
     principle                  .07         .46         .01         .48         .67
                            -------     -------     -------     -------     -------
Primary earnings per share
 before extraordinary item
  and cumulative effect
   of changes in accounting
    principle                  2.02        3.06         .05        2.17        1.63

Extraordinary item             (.04)          -           -           -           -
                            -------     -------     -------     -------     -------

Primary earnings per share
 before cumulative effect of
  changes in accounting
   principle                   1.98        3.06         .05        2.17        1.63
                            -------     -------     -------     -------     -------

Cumulative effect of changes
 in accounting principle
  from continuing
   operations                 (5.02)        .31           -           -           -

Cumulative effect of changes
 in accounting principle
  from discontinued
   operations                 (1.58)        .16           -           -           -
                            -------     -------     -------     -------     -------
Total cumulative effect of
 changes in accounting
  principle                   (6.60)        .47           -           -           -
                            -------     -------     -------     -------     -------
Primary earnings (loss)
 per share                  $ (4.62)    $  3.53     $   .05     $  2.17     $  1.63
                            =======     =======     =======     =======     =======

SELECTED FINANCIAL DATA (continued)
                                 Eastman Kodak Company and Subsidiary Companies
                                     Selected Consolidated Financial Data
                                         For the Year Ended in December

                            1993 (1)    1992 (2)    1991 (3)    1990 (4)    1989 (5)
Fully diluted earnings
 per share from
  continuing operations
   before extraordinary item
    and cumulative effect of
     changes in accounting
      principle             $  1.95     $  2.56     $   .04     $  1.69     $   .96

Fully diluted earnings per
 share from discontinued
  operations before
   cumulative effect of
    changes in accounting
     principle                  .07         .42         .01         .47         .67
                            -------     -------     -------     -------     -------
Fully diluted earnings
 per share before
  extraordinary item and
   cumulative effect of
    changes in accounting
     principle                 2.02        2.98         .05        2.16        1.63

Extraordinary item             (.04)          -           -           -           -
                            -------     -------     -------     -------     -------

Fully diluted earnings
 per share before
  cumulative effect of
   changes in accounting
    principle                  1.98        2.98         .05        2.16        1.63
                            -------     -------     -------     -------     -------

Cumulative effect of changes
 in accounting principle
  from continuing
   operations                 (5.03)        .28           -           -           -

Cumulative effect of changes
 in accounting principle
  from discontinued
   operations                 (1.57)        .15           -           -           -
                            -------     -------     -------     -------     -------
Total cumulative effect of
 changes in accounting
  principle                   (6.60)        .43           -           -           -
                            -------     -------     -------     -------     -------
Fully diluted earnings
 (loss) per share           $ (4.62)    $  3.41     $   .05     $  2.16     $  1.63
                            =======     =======     =======     =======     =======

Cash dividends declared
 per common share           $  2.00     $  2.00     $  2.00     $  2.00     $  2.00

Total assets                 18,810      19,038      19,952      20,085      19,777

Long-term borrowings          6,727       5,259       5,648       5,036       5,405

(1)  Net earnings were reduced by the $387 million after-tax effect of restructuring costs and also by $2,168 million from the cumulative effect of the changes in accounting principle.
(2)  Net earnings were reduced by the $141 million after-tax effect of restructuring costs and benefited by $152 million from the cumulative effect of the change in accounting for income taxes.
(3)  Net earnings were reduced by the $1,032 million after-tax effect of restructuring costs.
(4)  Net earnings were reduced by the $564 million after-tax effect of the litigation judgment including post-judgment interest.
(5)  Net earnings were reduced by the $549 million after-tax effect of restructuring costs.
- - ----------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUMMARY
(in millions, except earnings per share)   1993     Change      1992    Change     1991
Sales from continuing operations        $12,670     -  2%    $12,992    +  5%   $12,427
Earnings (loss) from operations before
 extraordinary item and
 cumulative effect of changes in
 accounting principle:
  Continuing                                644                  845                 12
  Discontinued - Health                    (169)                (118)              (314)
  Discontinued - Chemicals                  192                  267                319
Net earnings (loss)                      (1,515)               1,146                 17
Primary earnings (loss) per share         (4.62)                3.53                .05
Fully diluted earnings (loss) per share   (4.62)                3.41                .05

The Company posted sales from continuing operations of $12,670 million in 1993. Earnings from continuing operations before extraordinary item and cumulative effect of changes in accounting principle for the year were $644 million ($1.95 per share) compared with earnings of $845 million ($2.60 per share) in 1992. Earnings from continuing operations before extraordinary item and the cumulative effect of changes in accounting principle were significantly reduced by restructuring costs in both years. The restructuring costs for continuing operations were $495 million ($353 million or $1.08 per share after-tax) in 1993 compared with $219 million ($140 million or $.43 per share after-tax) in 1992. Earnings from continuing operations, before deducting restructuring costs in both years, increased one percent in 1993 when compared with 1992. Earnings benefited from increased unit volumes, lower marketing and administrative activity, lower research and development activity, manufacturing productivity gains and lower interest expense; but were adversely affected by cost escalation, lower effective selling prices, higher retiree health care costs associated with the change in accounting for certain postretirement benefits, smaller gains from the sales of investments, and the unfavorable effects of foreign currency rate changes. Net earnings for 1993 were reduced by an extraordinary charge of $14 million after-tax ($.04 per share) related to the early extinguishment of debt.

Net earnings for 1993 benefited by $23 million ($.07 per share) from discontinued operations compared with a benefit of $149 million ($.46 per share) in 1992. Earnings from continuing operations for the fourth quarter of 1993 were $220 million compared with earnings of $292 million in the fourth quarter of 1992, which benefited by approximately $75 million ($.23 per share) from gains on the sales of investments including the sale of Eastman Kodak Credit Corporation (EKCC). Earnings from discontinued operations for 1993 were lower when compared with 1992, as the benefits from higher unit volumes and higher effective selling prices were more than offset by cost escalation, higher retiree health care costs associated with the change in accounting for certain postretirement benefits, a provision for environmental costs, transaction costs associated with the spin-off of the Company's worldwide chemical business, the unfavorable effects of foreign currency rate changes, and restructuring costs of $55 million ($34 million or $.10 per share after-tax). The loss from discontinued operations of $18 million in the fourth quarter of 1993 compared with earnings of $7 million in the fourth quarter of 1992 was primarily attributable to the provision for environmental costs and the transaction costs associated with the spin-off.

The 1993 net loss was due to an after-tax charge of $2.17 billion ($6.60 per share) associated with the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits effective as of January 1, 1993. Net earnings for 1992 benefited by $152 million ($.47 per share) from the adoption of SFAS No. 109, Accounting for Income Taxes, effective as of January 1, 1992.

On May 3, 1994, the Company announced its intent to divest the following non-imaging health businesses: the pharmaceutical and consumer health businesses of Sterling Winthrop Inc., the household products and do-it-yourself products businesses of L&F Products and the Clinical Diagnostics Division. These businesses are reported as discontinued operations with results for prior periods restated. On June 23, 1994, the Company announced Sanofi agreed to acquire the pharmaceutical business of Sterling Winthrop Inc. for $1.675 billion in cash and its interest in the "Over-the-Counter" alliance with Sterling Winthrop Inc. On October 1, 1994, the Company completed this sale. On August 29, 1994, the Company announced SmithKline Beecham plc agreed to acquire the consumer health business of Sterling Winthrop Inc. for $2.925 billion in cash. On November 2, 1994, the Company completed this sale. On September 6, 1994, the Company announced Johnson & Johnson agreed to acquire the Clinical Diagnostics Division for $1.008 billion in cash. On November 30, 1994, the Company completed this sale. On September 26, 1994, the Company announced Reckitt & Colman plc agreed to acquire the worldwide household products business of L&F Products for $1.55 billion in cash. On October 14, 1994, the Company announced Forstmann Little & Co. agreed to acquire the do-it-yourself products business of L&F Products for $700 million in cash.
On November 30, 1994, the Company completed this sale. In addition, as part of the divestiture, the Company is actively negotiating with potential buyers for its pharmaceutical research and development facility and its NanoSystems unit, and anticipates closing dates for these transactions in 1995.

On December 31, 1993, the Company spun-off its worldwide chemical business, which consisted of Eastman Chemical Company operations. Results for Eastman Chemical Company operations are being reported as discontinued operations and results for prior periods have been restated.

Earnings from discontinued operations include allocations of interest and taxes to the Chemicals segment and Health businesses and transaction costs associated with the spin-off.

The Company posted sales from continuing operations of $12,992 million in
1992.  Earnings from continuing operations for the year were $845 million
($2.60 per share) compared with $12 million ($.04 per share) in 1991. Net earnings for 1992 included $149 million ($.46 per share) from discontinued operations compared with $5 million ($.01 per share) in 1991. Net earnings for 1992 also benefited by $152 million ($.47 per share) from the cumulative effect of adopting SFAS No. 109, Accounting for Income Taxes, and were adversely affected by the effects of restructuring costs for continuing operations of $219 million ($140 million or $.43 per share after-tax). Net earnings for 1991 were significantly reduced by the effects of restructuring costs for continuing operations of $1,448 million ($934 million or $2.88 per share after-tax).  Excluding the effects of restructuring costs from both 1992 and 1991, earnings from continuing operations for 1992 increased from the prior year as the favorable effects of manufacturing productivity, higher volumes, gains from the sales of investments including the sale of EKCC, and the favorable effects of foreign currency rate changes more than offset cost escalation and higher marketing and administrative costs. Earnings from continuing operations for the fourth quarter of 1992 were $292 million compared with a net loss of $326 million in the fourth quarter of 1991. Earnings for the fourth quarter of 1992 benefited by approximately $75 million ($.23 per share) from gains on the sales of investments including the sale of EKCC.  The net loss in the fourth quarter of 1991 was due to the effects of restructuring costs of $911 million ($596 million or $1.84 per share after-tax). Earnings from discontinued operations were higher in 1992, when compared with 1991, as the benefits of higher unit volumes and higher effective selling prices were only partially offset by higher manufacturing costs, higher administrative costs and increased research and development expenditures.
- - ------------------------------------------------------------------------------

Sales by Industry Segment
(in millions)
                                           1993    Change       1992   Change       1991
Sales from Continuing Operations:

Consumer Imaging
    Inside the U.S.                     $ 2,114      +1%     $ 2,084    + 7%     $ 1,945
    Outside the U.S.                      3,178      -5        3,330    + 4        3,190
                                        -------     ---      -------    ---      -------
       Total Consumer Imaging             5,292      -2        5,414    + 5        5,135
                                        -------     ---      -------    ---      -------
Commercial Imaging
    Inside the U.S.                       3,892      -3        4,016    + 1        3,972
    Outside the U.S.                      3,490      -2        3,576    + 7        3,329
                                        -------     ---      -------    ---      -------
       Total Commercial Imaging           7,382      -3        7,592    + 4        7,301
                                        -------     ---      -------    ---      -------
Deduct: Intersegment Sales                   (4)                 (14)                 (9)
                                        -------     ---      -------    ---      -------
  Total Sales from Continuing
   Operations                            12,670      -2       12,992    + 5       12,427
                                        -------     ---      -------    ---      -------
Sales from Discontinued Operations:

Chemicals
    Inside the U.S.                       2,693      +3        2,602    + 6        2,449
    Outside the U.S.                      1,283      -3        1,325    + 3        1,291
                                        -------     ---      -------    ---      -------
       Total Chemicals                    3,976      +1        3,927    + 5        3,740
                                        -------     ---      -------    ---      -------
Health
    Inside the U.S.                       2,281       0        2,273    +10        2,070
    Outside the U.S.                      1,413     +10        1,280    -12        1,454
                                        -------     ---      -------    ---      -------
       Total Health                       3,694      +4        3,553    + 1        3,524
                                        -------     ---      -------    ---      -------
Deduct: Intersegment Sales                 (281)                (289)               (272)
                                        -------     ---      -------    ---      -------
  Total Sales from Discontinued
   Operations                             7,389      +3        7,191    + 3        6,992
                                        -------     ---      -------    ---      -------
Total Worldwide Sales Including
 Discontinued Operations                $20,059      -1%     $20,183    + 4%     $19,419
                                        =======     ===      =======    ===      =======

SALES

Worldwide sales from continuing operations for 1993 were down two percent when compared with 1992, as slight increases in unit volumes were more than offset by the unfavorable effects of foreign currency rate changes and lower effective selling prices. The Consumer Imaging and Commercial Imaging segments both recorded a slight decline when compared with last year.
Currency changes against the U.S. dollar unfavorably affected 1993 sales from continuing operations by approximately $490 million before reflecting the impact of the Company's hedging program.

Sales from continuing operations for 1992 increased moderately compared with 1991 as both segments posted sales increases primarily as the result of higher unit volumes. Consumer Imaging achieved moderate gains while slight increases were reported for Commercial Imaging. Currency changes against the U.S. dollar favorably affected 1992 sales by approximately $150 million before reflecting the impact of the Company's hedging program.

In the Consumer Imaging segment, sales to customers inside the U.S. in 1993 were essentially level when compared with sales for 1992, as slight increases in unit volumes were only partially offset by lower effective selling prices. Outside the U.S., sales decreased in 1993, as moderate increases in unit volumes were more than offset by the unfavorable effects of foreign currency rate changes and lower effective selling prices. Worldwide volume gains were led by Kodacolor 35mm films, single-use cameras and Ektacolor papers.

For the Consumer Imaging segment, 1992 sales to customers inside the U.S. increased moderately when compared with sales for 1991 primarily due to higher unit volumes. Outside the U.S., sales registered a slight increase in 1992, as slight increases in unit volumes and the favorable effects of foreign currency rate changes were only partially offset by lower effective selling prices. Worldwide sales increases in 1992 were led by Kodacolor films and Ektacolor papers.

In the Commercial Imaging segment, 1993 sales comparisons for customers in the U.S. and outside the U.S. were adversely affected by lower effective selling prices and the inclusion in 1992 of revenues from divested units. In addition, outside the U.S., volume increases for continuing businesses were more than offset by the unfavorable effects of foreign currency rate changes.

Commercial Imaging segment sales in 1992 to customers in the U.S. were essentially level with 1991. Outside the U.S., sales recorded a moderate increase when compared with 1991, primarily due to higher unit volumes.

In the Chemicals segment, whose results are reported as discontinued operations, slight increases in 1993 sales to customers in the U.S. when compared with 1992 were due to higher unit volumes. Outside the U.S., a slight decline in 1993 sales when compared with 1992 resulted from the unfavorable effects of foreign currency rate changes and lower effective selling prices, partially offset by higher unit volumes. Worldwide sales of specialty chemicals recorded a moderate increase while industrial chemicals declined slightly when compared with 1992.

For the Chemicals segment, moderate increases in 1992 sales to customers in the U.S. and slight increases in sales outside the U.S. when compared with 1991 were due to higher unit volumes. Worldwide sales of specialty chemicals recorded a solid increase in 1992, while industrial chemicals were level.

In the Health businesses, whose results are reported as discontinued operations, 1993 sales to customers inside the U.S. were level when compared with 1992. Outside the U.S., good increases for the year resulted from significant increases in unit volumes and higher effective selling prices, which were partially offset by the effects of unfavorable foreign currency rate changes. All business units posted worldwide volume gains for the year.

Health businesses sales in 1992 to customers inside the U.S. recorded good increases when compared with 1991, primarily due to volume gains. Sales comparisons between 1992 and 1991 for customers outside the U.S. were adversely affected by the inclusion of two additional months of Sterling Winthrop Inc. sales in 1991 to align company reporting periods. In addition, certain sales by former Sterling Winthrop Inc. units are no longer consolidated because of the alliance with Elf Sanofi. On a comparable basis, sales outside the U.S. in 1992 would have registered solid gains when compared with 1991 results. Worldwide sales increases in 1992 were led by consumer health and pharmaceutical products.

Earnings (Loss) from Operations by Industry Segment
(in millions)

                                         1993    Change       1992     Change    1991
Earnings (Loss) from Operations
 from Continuing Operations:
Consumer Imaging                       $  931     -13%      $1,065    +  83%    $ 582
 Percent of segment sales                17.6%                19.7%              11.3%

Commercial Imaging                     $  317     - 5%      $  334              $(492)
 Percent of segment sales                 4.3%                 4.4%              (6.7%)
                                       ------     ---       ------    -----     -----
  Total Earnings from Operations
   from Continuing Operations          $1,248     -11%      $1,399    >+200%    $  90
                                       ------     ---       ------    -----     -----
Earnings from Operations from
 Discontinued Operations:

Chemicals                              $  392     -21%      $  494    -   8%    $ 538
 Percent of segment sales                 9.9%                12.6%              14.4%

Health                                 $  284     +12%      $  254    +  76%    $ 144
 Percent of segment sales                 7.7%                 7.1%               4.1%
                                       ------     ---       ------    -----     -----
  Total Earnings from Operations
   from Discontinued Operations        $  676     -10%      $  748    +  10%    $ 682
                                       ------     ---       ------    -----     -----
Total Earnings from Operations
 including Discontinued Operations     $1,924     -10%      $2,147    + 178%    $ 772
                                       ======     ===       ======    =====     =====

Earnings from operations for 1993 are shown after deducting restructuring costs of $141 million for Consumer Imaging, $354 million for Commercial Imaging, $12 million for Chemicals and $43 million for Health. Earnings from operations for 1992 are shown after deducting restructuring costs of $58 million for Consumer Imaging, $161 million for Commercial Imaging and $1 million for Health. Earnings (loss) from operations for 1991 are shown after deducting restructuring costs of $555 million for Consumer Imaging, $893 million for Commercial Imaging and $157 million for Health.

Segment information is reported on pages 41 through 43 Notes to Financial Statements.

- - ------------------------------------------------------------------------------
EARNINGS

Operating earnings from continuing operations for the Consumer Imaging and Commercial Imaging segments were adversely affected by restructuring costs of $495 million in 1993, $219 million in 1992 and $1,448 million in 1991. The operating earnings for the Health businesses and Chemicals segment, whose results are reported as discontinued operations, were adversely affected by Health restructuring costs of $43 million in 1993, $1 million in 1992 and $157 million in 1991 and Chemicals restructuring costs of $12 million in 1993. In addition, operating earnings in 1993 for all segments were adversely affected by higher retiree health care costs associated with the change in accounting for certain postretirement benefits. The 1993 restructuring costs represent the cost of separation benefits for a cost reduction program expected to reduce worldwide employment by 10,000 and the cost of closing a facility in Germany that manufactures a component for the Company's ink jet printing business. The restructuring costs in 1992 and 1991 included costs of an early retirement plan, the restructuring of non-U.S. sensitized manufacturing and photofinishing operations and worldwide pharmaceutical businesses, and the Company's exit from non-strategic businesses.

Consumer Imaging segment operating earnings were adversely affected by restructuring costs in 1993 and 1992 of $141 million and $58 million, respectively. Consumer Imaging segment operating earnings, before deducting restructuring costs in both years, decreased in 1993 when compared with 1992, as the benefits from increased unit volumes, lower marketing and administrative activity and manufacturing productivity gains were more than offset by lower effective selling prices, cost escalation and the unfavorable effects of foreign currency rate changes.

Consumer Imaging segment operating earnings were adversely affected by restructuring costs in 1992 and 1991 of $58 million and $555 million, respectively. Consumer Imaging segment operating earnings, before deducting restructuring costs in both years, were essentially level in 1992 when compared with 1991, as the favorable effects of manufacturing productivity gains and increased unit volumes were offset by cost escalation and increased marketing and administrative costs.

The Commercial Imaging segment operating earnings were adversely affected by restructuring costs in 1993 and 1992 of $354 million and $161 million, respectively. Commercial Imaging segment operating earnings, before deducting restructuring costs in both years, improved sharply in 1993 when compared with 1992, as the benefits from manufacturing productivity gains, lower marketing and administrative activity and lower research and development activity were only partially offset by cost escalation, the unfavorable effects of foreign currency rate changes and lower effective selling prices.

The Commercial Imaging segment operating earnings in 1992 and loss in 1991 were adversely affected by restructuring costs in 1992 and 1991 of $161 million and $893 million, respectively. Commercial Imaging segment operating earnings increased substantially in 1992 when compared with 1991, before deducting restructuring costs in both years, as the benefits from manufacturing productivity gains and lower research and development activity more than offset cost escalation.

Chemicals segment operating earnings, which are reported as discontinued operations, were adversely affected by restructuring costs in 1993 of $12 million. Chemicals segment operating earnings, before deducting the 1993 restructuring costs, decreased when compared with 1992, as the benefits from increased unit volumes were more than offset by cost escalation, provision for the estimated cost of environmental remediation and plant closure costs, lower effective selling prices, charges for the planned exit from the Kodel polyester staple fiber business and the unfavorable effects of foreign currency rate changes.

Chemicals segment operating earnings decreased in 1992 when compared with 1991, as higher manufacturing costs and increased administrative costs were only partially offset by increased unit volumes and higher effective selling prices.

Health businesses operating earnings, which are reported as discontinued operations, were adversely affected by restructuring costs in 1993 and 1992 of $43 million and $1 million, respectively. Health businesses operating earnings, before deducting restructuring costs in both years, were excellent in 1993 when compared with 1992, as the benefits of increased unit volumes, higher effective selling prices, lower marketing and administrative activity and lower research and development activity more than offset cost escalation and the unfavorable effects of foreign currency rate changes.

Health businesses operating earnings were adversely affected by restructuring costs in 1992 and 1991 of $1 million and $157 million, respectively. On a fully comparable basis and before deducting restructuring costs in both years, Health businesses operating earnings decreased significantly in 1992 when compared with 1991, as the favorable effects of higher effective selling prices and increased unit volumes were more than offset by cost escalation, higher marketing costs and increased research and development expenditures.

Research and development expenditures for continuing operations amounted to $864 million in 1993, compared with $988 million in 1992 and $971 million in 1991. Research and development expenditures in 1993 were significantly below 1992 as the benefits from lower activity levels were only partially offset by cost escalation. Research and development expenditures were higher in 1992 when compared with 1991 as cost escalation was only partially offset by lower activity levels. Amortization of goodwill for continuing operations amounted to $29 million in 1993, $23 million in 1992 and $22 million in 1991. Advertising and sales promotion expenses for continuing operations were $646 million in 1993, $725 million in 1992 and $604 million in 1991. Other marketing and administrative expenses for continuing operations totaled $2,774 million in 1993, $3,000 million in 1992 and $2,917 million in 1991.
Decreases in advertising and sales promotion, and other marketing and administrative expenses in 1993 resulted from the benefit of lower activity levels and the favorable effects of foreign currency rate changes on locally incurred international costs, partially offset by cost escalation. Increases in advertising and sales promotion, and other marketing and administrative expenses for 1992 when compared with 1991 resulted from cost escalation, increased activity and the unfavorable effects of foreign currency rate changes. The comparison with 1991 benefited from divestitures in 1992.

Earnings from equity interests and other revenues were $203 million in 1993, $342 million in 1992 and $229 million in 1991. The results for 1992 were higher than 1993 and 1991 due to gains from the sales of investments in 1992, including the sale of EKCC.

Interest expense of $175 million in 1993 was lower than the $247 million incurred in 1992 and $291 million incurred in 1991 as a result of lower effective interest rates. The Company has a program in place to manage interest rate risk associated with its current and anticipated borrowings. In connection with this program, the Company has entered into various combinations of interest rate swaps, options, currency swaps and similar arrangements. The effect of this program has been to reduce the aggregate average interest rate on the Company's borrowings.

The Company has a program in place to manage foreign currency risk. The Company has entered into foreign currency contracts to hedge transactions in non-U.S. dollar denominated receivables and payables. The Company has also entered into foreign currency contracts to hedge sales from foreign units denominated in currencies other than local currencies and probable anticipated export sales. The net effect of this program was a gain of $65 million in 1993, a loss of $66 million in 1992 and a loss of $7 million in 1991.

Other charges increased in 1993 when compared with 1992, as the net loss in 1993 from foreign exchange transactions and the translation of net monetary items in highly inflationary economies was greater than in 1992. Other charges decreased in 1992 when compared with 1991 as the net loss in 1992 from foreign exchange transactions and the translation of net monetary items in highly inflationary economies was less than the net loss in 1991 from foreign exchange transactions and the translation of net monetary assets and liabilities.

- - ------------------------------------------------------------------------------
Net Earnings (Loss)            1993              1992             1991
(in millions)
Amount                      $(1,515)           $1,146             $ 17
  Percent of sales           (12.0%)              8.8%             0.1%
- - ------------------------------------------------------------------------------

CASH DIVIDENDS

Total cash dividends of approximately $650 million ($.50 per share each quarter) were declared in each of the past three years.

- - ------------------------------------------------------------------------------
FINANCIAL POSITION

Cash, cash equivalents and marketable securities increased to $1,966 million at year-end 1993 from $547 million at year-end 1992. In connection with the spin-off of the worldwide chemical business, the Company borrowed $1.8 billion in December 1993, which subsequently was assumed by the worldwide chemical business on December 31, 1993. The proceeds from the borrowings, which were retained by Kodak, are invested primarily in United States Government securities and time deposits and will eventually be used to retire other borrowings. At December 31, 1992, $1.8 billion of the Company's long-term borrowings were included in the net assets of discontinued operations to reflect the debt assumed by the worldwide chemical business. Interest expense and capitalized interest in 1993 related to such debt of $126 million and $23 million, respectively, were allocated to discontinued operations in 1993. In addition, $126 million and $143 million of Health long-term borrowings at December 31, 1993 and 1992, respectively, were included in net assets of discontinued operations. Interest expense of $462 million and capitalized interest of $28 million were allocated to the Health businesses reported as discontinued operations in 1993.

The Company announced on March 2, 1994 that it has elected to redeem the zero coupon convertible subordinated debentures due 2011 on April 1, 1994. The redemption price is $312.14 per debenture. Each debenture may be converted into the Company's common stock at a conversion rate of 6.944 shares per debenture at any time before the close of business on April 1, 1994. Approximately $1.15 billion would be required to redeem all of the outstanding debentures. This redemption will not have a material impact on the Company's results of operations for 1994.

Approximately three-fourths of the restructuring costs recorded by the Company in 1993 represented the cost of separation benefits for personnel leaving under a workforce reduction program. Most of these benefits will be paid during 1994 from operating cash flows. The remainder of the 1993 restructuring costs is associated with the closure of a facility in Germany. Most of these costs represent non-cash write-offs of assets. Most of the costs associated with the early retirement plan announced in 1991 are being funded from the Company's pension plan assets and, therefore, did not significantly affect the Company's cash flows during the past three years.
The Company does not anticipate that such costs will affect its cash flows in the near future.

The Company has access to a $2.5 billion revolving credit facility expiring in October 1995, which it has not used.

Projected operating cash flows are expected to be adequate to support normal business operations, planned capital expenditures and dividend payments in 1994.

- - ------------------------------------------------------------------------------

ENVIRONMENTAL PROTECTION

During 1993, expenditures for pollution prevention and waste treatment for continuing operations at various manufacturing facilities totaled $134 million. These costs included $100 million of recurring costs associated with managing hazardous substances and pollution in on-going operations, $32 million of capital expenditures to limit or monitor hazardous substances or pollutants, and $2 million of mandated expenditures to remediate previously contaminated sites. The Company expects these recurring and remediation costs to increase slightly and capital to increase significantly in the near future. While these costs will continue to be significant cash outflows for the Company, it is not expected that these costs will have a materially different impact on the Company's financial position, results of operations or cash flows.

The Company has reviewed a draft Resource Conservation and Recovery Act (RCRA) Facility Assessment (RFA) pertaining to the Company's Kodak Park site in Rochester, New York. The Company has completed a broad-based assessment of the site in response to the RFA. While future expenditures associated with any remediation activities could be significant, it is not possible to reasonably estimate those expenditures until additional studies are performed.

The Clean Air Act Amendments were enacted in 1990. The Company may be required to incur significant costs, primarily capital in nature, over a period of several years to comply with the provisions of this Act. The expenditures that may be required cannot currently be reasonably estimated since either implementing regulations have not been issued or compliance plans have not been finalized.

- - ------------------------------------------------------------------------------

CAPITAL ADDITIONS BY INDUSTRY SEGMENT
(in millions)
                                                         1993         1992        1991
Capital Additions for Continuing Operations:

Consumer Imaging                                       $  282       $  367      $  399
Commercial Imaging                                        535          869         803
                                                       ------       ------      ------
  Total Capital Additions for Continuing Operations    $  817       $1,236      $1,202
                                                       ======       ======      ======

- - ------------------------------------------------------------------------------

MARKET PRICE DATA
                                      1993                                1992
                       4th Qtr  3rd Qtr  2nd Qtr  1st Qtr  4th Qtr  3rd Qtr  2nd Qtr  1st Qtr
Price per share:
  High                 $64-3/4  $62-3/4  $56-3/8  $56-3/4  $45-1/4  $45-3/4  $41-3/4  $50-3/4
  Low                   54       49-7/8   45-7/8   40-3/8   39-7/8   39-7/8   37-3/4   39-3/4

- - ------------------------------------------------------------------------------

NEW ACCOUNTING STANDARDS

SFAS No. 115, Accounting for Certain Investments in Debt and Equity
Securities, must be adopted in the first quarter of 1994.  This standard requires that companies classify securities that it holds as held-to-maturity securities, trading securities or available-for-sale securities. Debt securities classified as held-to-maturity will be reported at amortized cost.
Debt and equity securities classified as trading will be reported at fair value, with unrealized holding gains and losses included in earnings.  Debt and equity securities classified as available-for-sale will be reported at fair value, with unrealized holding gains and losses excluded from earnings and reported in a separate component of shareowners' equity until realized.
The Company does not believe that this standard will have a material effect on the Company's financial position or results of operations when adopted.
- - ------------------------------------------------------------------------------

SUMMARY OF OPERATING DATA

A summary of operating data for 1993 and for the 4 years prior is shown on page 48.

- - ------------------------------------------------------------------------------

RESTATED SEGMENT INFORMATION - UNAUDITED

To facilitate comparisons for the remainder of 1994, restated Sales and Earnings data for the fourth quarter and total year 1993 to reflect the new basis of two reporting segments are set forth below.

Sales by Industry Segment
(in millions)
                                                     1993          1993
                                                    Fourth        Total
                                                    Quarter        Year
Sales from Continuing Operations:

Consumer Imaging
    Inside the U.S.                                 $  639       $ 2,114
    Outside the U.S.                                   832         3,178
                                                    ------       -------
       Total Consumer Imaging                        1,471         5,292
                                                    ------       -------
Commercial Imaging
    Inside the U.S.                                  1,089         3,892
    Outside the U.S.                                   931         3,490
                                                    ------       -------
       Total Commercial Imaging                      2,020         7,382
                                                    ------       -------
Deduct: Intersegment Sales                              (2)           (4)
                                                    ------       -------
   Total Sales from Continuing
    Operations                                      $3,489       $12,670
                                                    ======       =======

Earnings from Operations by Industry Segment
(in millions)

                                                     1993         1993
                                                    Fourth        Total
                                                    Quarter       Year
                                                                   (1)
Earnings from Operations
 from Continuing Operations:

Consumer Imaging                                     $ 273       $  931
 Percent of segment sales                             18.6%        17.6%

Commercial Imaging                                   $ 117       $  317
 Percent of segment sales                              5.8%         4.3%
                                                     -----       ------

 Total Earnings from Operations
  from Continuing Operations                         $ 390       $1,248
                                                     =====       ======

(1) Earnings from operations for the 1993 total year are shown after deducting restructuring costs of $141 million for Consumer Imaging and $354 million for Commercial Imaging.

EXHIBIT 2. CONSOLIDATED FINANCIAL STATEMENTS OF EASTMAN KODAK COMPANY FOR THE YEAR ENDED DECEMBER 31, 1993

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of Eastman Kodak Company

In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 5, 2 and 3 on page 2 of this Current Report on Form 8-K present fairly, in all material respects, the financial position of Eastman Kodak Company and subsidiary companies at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in the Other Postemployment Costs note, the Company changed its method of accounting for certain postretirement benefits and other postemployment benefits in 1993. As discussed in the Income Taxes note, the Company changed its method of accounting for income taxes in 1992.


PRICE WATERHOUSE LLP
New York, New York

January 31, 1994, except as to the Discontinued Operations and Subsequent Events notes, which are as of December 5, 1994

Eastman Kodak Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF EARNINGS
                                                        1993           1992           1991
(in millions)
REVENUES
  Sales                                              $12,670        $12,992        $12,427
  Earnings from equity interests and
   other revenues                                        203            342            229
                                                     -------        -------        -------
       TOTAL REVENUES                                 12,873         13,334         12,656
                                                     -------        -------        -------
COSTS
  Cost of goods sold                                   6,654          6,702          6,406
  Marketing and administrative expenses                3,420          3,725          3,521
  Research and development costs                         864            988            971
  Interest expense                                       175            247            291
  Restructuring costs                                    495            219          1,448
  Other charges                                          188             74            170
                                                     -------        -------        -------
       TOTAL COSTS                                    11,796         11,955         12,807
                                                     -------        -------        -------
Earnings (loss) from continuing operations
 before income taxes                                   1,077          1,379           (151)

Provision (benefit) for income taxes from
 continuing operations                                   433            534           (163)
                                                     -------        -------        -------
Earnings from continuing operations
 before extraordinary item and cumulative
  effect of changes in accounting principle              644            845             12

Earnings from discontinued operations
 before cumulative effect of changes in
  accounting principle                                    23            149              5
                                                     -------        -------        -------
Earnings before extraordinary item and
 cumulative effect of changes in
  accounting principle                                   667            994             17

Extraordinary item                                       (14)             -              -
                                                     -------        -------        -------
Earnings before cumulative effect of changes
 in accounting principle                                 653            994             17
                                                     -------        -------        -------
Cumulative effect of changes in accounting
 principle from continuing operations                 (1,649)           100              -

Cumulative effect of changes in accounting
 principle from discontinued operations                 (519)            52              -
                                                     -------        -------        -------
Total cumulative effect of changes in
 accounting principle                                 (2,168)           152              -
                                                     -------        -------        -------

       NET EARNINGS (LOSS)                           $(1,515)       $ 1,146        $    17
                                                     =======        =======        =======

Eastman Kodak Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF EARNINGS (continued)
                                                        1993           1992           1991
Primary earnings per share from
 continuing operations before extraordinary
  item and cumulative effect of changes
   in accounting principle                           $  1.95        $  2.60        $   .04

Primary earnings per share from discontinued
 operations before cumulative effect of changes
  in accounting principle                                .07            .46            .01
                                                     -------        -------        -------

Primary earnings per share before extraordinary
 item and cumulative effect of changes in
  accounting principle                                  2.02           3.06            .05

Extraordinary item                                      (.04)             -              -
                                                     -------        -------        -------
Primary earnings per share before cumulative
 effect of changes in accounting principle              1.98           3.06            .05
                                                     -------        -------        -------

Cumulative effect of changes in accounting
 principle from continuing operations                  (5.02)           .31              -

Cumulative effect of changes in accounting
 principle from discontinued operations                (1.58)           .16              -
                                                     -------        -------        -------
Total cumulative effect of changes in
 accounting principle                                  (6.60)           .47              -
                                                     -------        -------        -------

Primary earnings (loss) per share                    $ (4.62)       $  3.53        $   .05
                                                     =======        =======        =======

Eastman Kodak Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF EARNINGS (continued)
                                                        1993           1992           1991
Fully diluted earnings per share from
 continuing operations before extraordinary
  item and cumulative effect of changes in
   accounting principle                              $  1.95        $  2.56        $   .04

Fully diluted earnings per share from
 discontinued operations before cumulative effect
  of changes in accounting principle                     .07            .42            .01
- - -------                                              -------        -------
Fully diluted earnings per share before
 extraordinary item and cumulative effect
  of changes in accounting principle                    2.02           2.98            .05

Extraordinary item                                      (.04)             -              -
                                                     -------        -------        -------

Fully diluted earnings per share before
 cumulative effect of changes in accounting
  principle                                             1.98           2.98            .05
                                                     -------        -------        -------
Cumulative effect of changes in accounting
 principle from continuing operations                  (5.03)           .28              -

Cumulative effect of changes in accounting
 principle from discontinued operations                (1.57)           .15              -
                                                     -------        -------        -------
Total cumulative effect of changes in
 accounting principle                                  (6.60)           .43              -
                                                     -------        -------        -------

Fully diluted earnings (loss) per share              $ (4.62)       $  3.41        $   .05
                                                     =======        =======        =======

Eastman Kodak Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                                                        1993           1992           1991
(in millions)

RETAINED EARNINGS
Retained earnings at beginning of year               $ 7,721        $ 7,225        $ 7,859
Net earnings (loss)                                   (1,515)         1,146             17
Cash dividends declared ($2.00 per share)               (657)          (650)          (649)
Spin-off of worldwide chemical business               (1,080)             -              -
Other changes                                              -              -             (2)
                                                     -------        -------        -------
Retained earnings at end of year                     $ 4,469        $ 7,721        $ 7,225
                                                     =======        =======        =======


                             (See notes on pages 27 through 47)

Eastman Kodak Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(in millions)                                                December 31,
                                                         1993           1992
ASSETS

CURRENT ASSETS
Cash and cash equivalents                             $ 1,635        $   361
Marketable securities                                     331            186
Receivables (net of allowances of $92 and $98)          2,817          2,820
Inventories                                             1,532          1,592
Deferred income tax charges                               339            143
Other                                                     203            185
                                                      -------        -------
      Total current assets                              6,857          5,287
                                                      -------        -------
PROPERTIES
Land, buildings and equipment at cost                  11,601         12,082
Less: Accumulated depreciation                          6,574          6,562
                                                      -------        -------
      Net properties                                    5,027          5,520

OTHER ASSETS
Unamortized goodwill (net of accumulated
 amortization of $179 and $145)                           272            220
Long-term receivables and other noncurrent assets         912          1,107
Deferred income tax charges                               393              -
Net assets of discontinued operations                   5,349          6,904
                                                      -------        -------
      TOTAL ASSETS                                    $18,810        $19,038
                                                      =======        =======

LIABILITIES AND SHAREOWNERS' EQUITY

CURRENT LIABILITIES
Payables                                              $ 2,877        $ 2,425
Short-term borrowings                                     611          1,683
Taxes-income and other                                    384            449
Dividends payable                                         165            163
Deferred income tax credits                                16             22
                                                      -------        -------
      Total current liabilities                         4,053          4,742

OTHER LIABILITIES
Long-term borrowings                                    6,727          5,259
Postemployment liabilities                              3,491            760
Other long-term liabilities                             1,183          1,194
Deferred income tax credits                                 -            526
                                                      -------        -------
      Total liabilities                                15,454         12,481
                                                      -------        -------
SHAREOWNERS' EQUITY
Common stock, par value $2.50 per share                   948            936
      950,000,000 shares authorized; issued
      379,079,777 in 1993 and 374,479,114 in 1992
Additional capital paid in or transferred
 from retained earnings                                   213             26
Retained earnings                                       4,469          7,721
Accumulated translation adjustment                       (235)           (85)
                                                      -------        -------
                                                        5,395          8,598

Less: Treasury stock, at cost                           2,039          2,041
      48,513,344 shares in 1993 and 48,562,835
      shares in 1992
                                                      -------        -------
      Total shareowners' equity                         3,356          6,557
                                                      -------        -------
      TOTAL LIABILITIES AND SHAREOWNERS' EQUITY       $18,810        $19,038
                                                      =======        =======

                            (See notes on pages 27 through 47)

Eastman Kodak Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                     1993            1992            1991
(in millions)
Cash flows from operating activities:
 Earnings from continuing operations
  before extraordinary item and cumulative
   effect of changes in accounting principle      $   644         $   845         $    12
 Adjustments to reconcile above earnings to net
  cash provided by operating activities:
    Depreciation and amortization                     846             959             896
    Benefit for deferred taxes                       (143)            (21)           (170)
    Loss on sale and retirement of properties         195             157             115
    (Increase) decrease in receivables                (75)            303             (26)
    Decrease (increase) in inventories                257            (103)             73
    Increase in liabilities excluding borrowings      304             315             631
    Other items, net                                  325             217              96
                                                  -------         -------         -------
       Total adjustments                            1,709           1,827           1,615
                                                  -------         -------         -------
       Net cash provided by operating activities    2,353           2,672           1,627
                                                  -------         -------         -------

Cash flows from investing activities:
    Additions to properties                          (817)         (1,236)         (1,202)
    Proceeds from sale of investments                  48             189              33
    Proceeds from sale of properties                    8               8              16
    Marketable securities - purchases                (391)           (159)            (60)
    Marketable securities - sales                     245             114             102
                                                  -------         -------         -------
       Net cash used in investing activities         (907)         (1,084)         (1,111)
                                                  -------         -------         -------

Cash flows from financing activities:
    Net decrease in commercial paper
     borrowings of 90 days or less                 (1,436)           (652)           (114)
    Proceeds from borrowings assumed by
     discontinued operations                        1,800               -               -
    Proceeds from other borrowings                    522             464           1,499
    Repayment of other borrowings                    (573)         (1,170)         (1,189)
    Dividends to shareowners                         (657)           (650)           (649)
    Exercise of employee stock options                175              17               -
    Other items                                         2               2               2
                                                  -------         -------         -------
       Net cash used in financing activities         (167)         (1,989)           (451)
                                                  -------         -------         -------

Effect of exchange rate changes on cash                (5)            (12)             (6)
                                                  -------         -------         -------

    Net increase (decrease) in cash and cash
     equivalents                                    1,274            (413)             59
    Cash and cash equivalents, beginning
     of year                                          361             774             715
                                                  -------         -------         -------
    Cash and cash equivalents, end of year        $ 1,635         $   361         $   774
                                                  =======         =======         =======

                                (See notes on pages 27 through 47)

Eastman Kodak Company and Subsidiary Companies
NOTES TO FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Eastman Kodak Company and its majority owned subsidiary companies. Intercompany transactions are eliminated and net earnings are reduced by the portion of the earnings of subsidiaries applicable to minority interests.

TRANSLATION OF NON-U.S. CURRENCIES

Effective January 1, 1992, the local currency is the "functional currency" of most subsidiary companies outside the U.S., however, the U.S. dollar will continue to be used for reporting operations in highly inflationary economies. This change did not have a material effect on the Company's statement of financial position as of January 1, 1992.

INVENTORIES

Inventories are valued at cost, which is not in excess of market. The cost of most U.S. inventories is determined by the last-in, first-out (LIFO) method. The cost of other inventories is determined by the first-in, first-out (FIFO), or average cost method.

GOODWILL

The excess of the Company's costs of its consolidated investments over the value ascribed to the equity in such companies at the time of acquisition is amortized over appropriate future periods benefited not exceeding 40 years.

INVESTMENTS

Included in long-term receivables and other noncurrent assets are investments in joint ventures which are managed as integral parts of the Company's segment operations and are accounted for on an equity basis. The Company's share of the earnings of these joint ventures is included in the earnings from operations for the related segments.

SALES

Sales represent revenue from sales of products and services, equipment rentals, and other operating fees.

DEPRECIATION

Depreciation expense is provided based on historical cost and the estimated useful lives of the assets. The Company generally uses the straight-line method for calculating the provision for depreciation. For assets in the United States acquired prior to January 1, 1992, the provision for depreciation is generally calculated using accelerated methods.

ENVIRONMENTAL COSTS

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated.

PROPERTY RETIREMENTS

Properties are recorded at historical cost, reduced by accumulated depreciation. When assets are retired or otherwise disposed of, the cost of such assets and the related accumulated depreciation are removed from the accounts. Any profit or loss on retirement, or other disposition, is reflected in earnings.

INCOME TAXES

Effective January 1, 1992, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.

RECLASSIFICATIONS

Certain 1992 and 1991 financial statement and related footnote amounts have been reclassified to conform to the 1993 presentation.

- - ------------------------------------------------------------------------------

DISCONTINUED OPERATIONS

On May 3, 1994, the Company announced its intent to divest the following non-imaging health businesses: the pharmaceutical and consumer health businesses of Sterling Winthrop Inc., the household products and do-it-yourself products businesses of L&F Products and the Clinical Diagnostics Division. These businesses are reported as discontinued operations with results for prior periods restated. On June 23, 1994, the Company announced Sanofi agreed to acquire the pharmaceutical business of Sterling Winthrop Inc. for $1.675 billion in cash and its interest in the "Over-the-Counter" alliance with Sterling Winthrop Inc. Sanofi's interest in the "Over the Counter" alliance will be transferred to Sterling Winthrop Inc. On October 1, 1994, the Company completed this sale. On August 29, 1994, the Company announced SmithKline Beecham plc agreed to acquire the consumer health business of Sterling Winthrop Inc. for $2.925 billion in cash. On November 2, 1994, the Company completed this sale. On September 6, 1994, the Company announced Johnson & Johnson agreed to acquire the Clinical Diagnostics Division for
$1.008 billion in cash. On November 30, 1994, the Company completed this sale. On September 26, 1994, the Company announced Reckitt & Colman plc agreed to acquire the worldwide household products business of L&F Products for $1.55 billion in cash. On October 14, 1994, the Company announced Forstmann Little & Co. agreed to acquire the do-it-yourself products business of L&F Products for $700 million in cash. On November 30, 1994, the Company completed this sale. In addition, as part of the divestiture, the Company is actively negotiating with potential buyers for its pharmaceutical research and development facility and its NanoSystems unit, and anticipates closing dates for these transactions in 1995.

As of June 30, 1994, the Company concluded that measurement dates had occurred for the non-imaging health businesses. Accordingly, the financial statement information related to these businesses has been presented on one line in the Consolidated Statement of Financial Position, "net assets of discontinued operations", and in the "discontinued operations" line of the Consolidated Statement of Earnings. The amounts presented for prior periods have been restated for comparability. The "net assets of discontinued operations" represents the assets intended to be sold offset by the liabilities anticipated to be assumed by buyers of these businesses. The amounts presented in the Consolidated Statement of Earnings for prior periods have been restated to reflect the allocation of interest expense to discontinued operations. The allocation of interest expense was performed by reference to the interest expense on indebtedness that is anticipated to be repaid from the net proceeds received from the sales.

The Company currently anticipates an overall gain on the sales of the health businesses including income from operations during the phase-out period which is estimated to end on or about December 31, 1994. Consequently, all gains estimated at this time will be recognized by the Company as such transactions close.

Summarized results of the Health businesses, including an allocation of interest expense, are as follows:

(in millions)                                 1993        1992         1991

Sales                                       $3,694      $3,553       $3,524
                                            ======      ======       ======

Earnings (loss) before income taxes         $ (221)     $ (161)      $ (283)
Provision (benefit) for income taxes           (52)        (43)          31
                                            ------      ------       ------
Earnings (loss) before cumulative effect
 of changes in accounting principle         $ (169)     $ (118)      $ (314)
                                            ======      ======       ======

Interest expense included in earnings (loss) before income taxes was $462 million for 1993, $460 million for 1992 and $460 million for 1991.

Net assets of the Health businesses as reported in the Consolidated Statement of Financial Position are comprised of the following:
                                            Dec. 31,    Dec. 31,
(in millions)                                 1993        1992

Current assets                              $1,164      $1,150
Land, buildings and equipment, net           1,339       1,244
Other assets                                 4,282       4,407
                                            ------      ------
     Total assets                            6,785       6,801
                                            ------      ------
Current liabilities                            857         804
Long-term borrowings                           126         143
Other liabilities                              453         356
                                            ------      ------
     Total liabilities                       1,436       1,303
                                            ------      ------
     Net assets of discontinued
       operations                           $5,349      $5,498
                                            ======      ======

Total net assets of the Health businesses at December 31, 1993 and December 31, 1992 reflect the expected settlement of intercompany balances.

The effective tax rates for the discontinued health operations were 24% and 27% for 1993 and 1992, respectively. The 1991 effective tax rate for these operations is not meaningful since there is a tax charge on a pre-tax loss. The differences between the provision for income taxes and income taxes computed using the U.S. federal statutory income tax rate of 35% in 1993 and 34% in 1992 and 1991 were primarily due to the allocation of tax effects of non-deductible goodwill and foreign tax benefits to discontinued operations.

On June 15, 1993, the Company announced a plan to spin-off its Eastman Chemical Company operations, which was completed on December 31, 1993.


Summarized results of the Chemicals segment, including allocations of interest expense, income taxes and transaction costs associated with the spin-off are as follows:

(in millions)                          1993        1992        1991

Sales                                $3,695      $3,638      $3,468
                                     ======      ======      ======
Earnings before income taxes         $  267      $  383      $  445
Provision for income taxes               75         116         126
                                     ------      ------      ------
Earnings before cumulative
 effect of changes in
 accounting principle                $  192      $  267      $  319
                                     ======      ======      ======

Net assets of the Chemicals segment at December 31, 1992 are presented below. As a result of the spin-off, these assets are not included in the Company's 1993 consolidated statement of financial position.

                                               December 31,
                                                   1992
(in millions)

Current assets                                   $1,002
Land, buildings and equipment, net                3,071
Other assets                                        164
                                                 ------
    Total assets                                  4,237
                                                 ------

Current liabilities                                 486
Long-term borrowings                              1,800
Other liabilities                                   545
                                                 ------
    Total liabilities                             2,831
                                                 ------

      Net assets of discontinued
       operations                                $1,406
                                                 ======

Total net assets of the Chemicals segment at December 31, 1992 reflects the expected settlement of intercompany balances and an allocation of long-term borrowings as of the date of the spin-off.

The effective tax rates for discontinued chemicals operations were 28%, 30% and 28% for 1993, 1992 and 1991, respectively. The differences between the provision for income taxes and income taxes computed using the U.S. federal statutory income tax rate of 35% in 1993 and 34% in 1992 and 1991 were primarily due to the allocation of foreign and state tax benefits to discontinued chemicals operations.

CASH FLOW INFORMATION

For purposes of the consolidated statement of cash flows, the Company considers marketable securities with maturities of three months or less at the time of purchase to be cash equivalents.

Cash paid for interest and income taxes, including amounts paid attributable to discontinued operations, is as follows:

(in millions)                          1993        1992        1991

Interest, net of portion capitalized
  of $86, $94 and $112                   $792        $766        $869
Income taxes                            497         388         434

Certain assets have been acquired through non-cash acquisitions and are not reflected in the consolidated statement of cash flows. Except for $157 million of cash transferred with the Chemicals segment, the spin-off of the worldwide chemical business was a non-cash transaction and is not reflected in the consolidated statement of cash flows.

- - ------------------------------------------------------------------------------

MARKETABLE SECURITIES

Marketable securities (principally U.S. Government securities and time deposits) are shown at cost which approximates market value.

- - ------------------------------------------------------------------------------

RECEIVABLES

The Company has entered into an agreement whereby it sells an undivided interest in a designated pool of trade accounts receivable up to a maximum of $100 million. As collections reduce accounts receivable balances in the pool, the Company may sell participating interests in new receivables to bring the amount sold up to the $100 million maximum. The uncollected balance of receivables sold amounted to $100 million at each balance sheet date. The Company retains collection and administrative responsibilities on the participating interests sold as agent for the purchaser.

During 1993 the Company sold $75 million of lease receivables for approximately $85 million.

- - ------------------------------------------------------------------------------

INVENTORIES
(in millions)
                                                                       1993         1992
  At FIFO or average cost (approximates current cost)

          Finished goods                                             $1,123       $1,124
          Work in process                                               620          605
          Raw materials and supplies                                    489          550
                                                                     ------       ------
                                                                      2,232        2,279
  Reduction to LIFO value                                              (700)        (687)
                                                                     ------       ------

                                                                     $1,532       $1,592
                                                                     ======       ======

Inventories valued on the LIFO method are about 60 percent of total inventories in each of the years.

- - ------------------------------------------------------------------------------

PROPERTIES AND ACCUMULATED DEPRECIATION
(in millions)                                         1993            1992           1991
PROPERTIES
Balance at beginning of year                       $12,082         $11,758        $11,096
  Additions                                            817           1,236          1,202
  Deductions                                        (1,298)           (912)          (540)
                                                   -------         -------        -------

Balance at end of year                             $11,601         $12,082        $11,758
                                                   =======         =======        =======
Made up of:
  Land                                             $   209         $   220        $   191
  Buildings and building equipment                   2,608           2,608          2,503
  Machinery and equipment                            8,608           8,890          8,600
  Construction in progress                             176             364            464
                                                   -------         -------        -------

          Total as above                           $11,601         $12,082        $11,758
                                                   =======         =======        =======

ACCUMULATED DEPRECIATION
Balance at beginning of year                       $ 6,562         $ 6,243        $ 5,758
  Provision for depreciation                           817             936            874
  Deductions                                          (805)           (617)          (389)
                                                   -------         -------        -------

Balance at end of year                             $ 6,574         $ 6,562        $ 6,243
                                                   =======         =======        =======

- - ------------------------------------------------------------------------------

LONG-TERM RECEIVABLES AND OTHER NONCURRENT ASSETS
(in millions)                                        1993            1992
Long-term receivables                                $180          $  189
Other noncurrent assets                               732             918
                                                     ----          ------

     Total (net of allowances of $20 and $24)        $912          $1,107
                                                     ====          ======

- - ------------------------------------------------------------------------------

PAYABLES AND SHORT-TERM BORROWINGS
(in millions)                                        1993            1992
Trade creditors                                    $  614          $  594
Commercial paper                                        -             596
Accrued payrolls                                      136             157
Accrued vacation pay                                  264             266
Short-term bank borrowings by subsidiaries
  outside the U.S.                                    261           1,087
Wage dividend and Company payments under
  Employees' Savings and Investment Plan              165             189
Current maturities of long-term borrowings            350               -
Restructuring reserves                                356             248
Interest rate swap and option agreements              210              96
Other                                               1,132             875
                                                   ------          ------

     Total                                         $3,488          $4,108
                                                   ======          ======

- - ------------------------------------------------------------------------------

LONG-TERM BORROWINGS
(in millions)
                                                               1993            1992
Eastman Kodak Company
  10.05% notes due 1994                                      $  350          $  350
  9.20% notes due 1995                                          750             750
  10 3/8% Eurobonds due 1995                                    111             111
  7 7/8% notes due 1997                                         135             135
  8.55% notes due 1997                                          200             200
  9 1/8% notes due 1998                                       1,100           1,100
  7 1/4% notes due 1999                                         275             275
  9 5/8% notes due 1999                                         275             275
  9 1/2% notes due 2000                                         400             400
  6 3/8% convertible subordinated debentures due 2001           278             300
  10% notes due 2001                                            300             300
  9 3/8% notes due 2003                                         400             400
  9 7/8% notes due 2004                                         300             300
  9 3/4% notes due 2004                                         300             300
  Zero coupon exchangeable senior debentures due 2006             -             118
  9 1/2% notes due 2008                                         300               -
  Zero coupon convertible subordinated debentures due 2011    1,127           1,056
  8 5/8% debentures due 2016                                      -             300
  9.95% debentures due 2018                                     125             125
  9.20% debentures due 2021                                     200             200
Sterling Winthrop Inc.
  8 7/8% notes due 1996                                         100             100
Industria Fotografica Interamericana S.A. de C.V.
  7.36% notes due 2003                                          110               -
Other                                                            67             107
                                                             ------          ------
                                                              7,203           7,202
Less: Current maturities                                        350               -
                                                             ------          ------
                                                              6,853           7,202
Less: Amounts expected to be assumed by
 discontinued operations                                        126           1,943
                                                             ------          ------
   Total                                                     $6,727          $5,259
                                                             ======          ======

The 6 3/8% debentures due in 2001 are convertible at the option of the holder at any time prior to maturity for the Company's common stock at $41.52 per share.

The zero coupon convertible subordinated debentures due in 2011 ($3,680 million face value, 6.75% yield to maturity) are convertible at the option of the holder at any time prior to maturity for the Company's common stock at a conversion rate of 6.944 shares per debenture. At the option of the holder, the debentures must be purchased by the Company on October 15, 1994, 1995, 1996, 2001 and 2006, at a price equal to the issue price plus accrued original issue discount.

The Company has an unused $2.5 billion revolving credit facility expiring in October 1995 which is available to support the Company's commercial paper borrowings. If unused, it has a commitment fee of $6.3 million per year. Interest on amounts borrowed under this facility is at rates based on spreads above certain reference rates.

The amounts of long-term borrowings maturing in the four years after 1994, excluding amounts expected to be assumed by discontinued operations, are $861 million in 1995, $0 million in 1996, $335 million in 1997 and $1,100 million in 1998.

The Company has swapped $135 million of the 7 7/8% notes into yen denominated debt and $46 million of the Sterling Winthrop Inc. 8 7/8% notes into deutsche mark denominated debt. As a result of these agreements, the effective interest rates on the 7 7/8% notes and 8 7/8% notes have been reduced.

The Company has a program in place to manage interest rate risk associated with its current and anticipated borrowings. In connection with this program, the Company has entered into various combinations of interest rate swaps, options, currency swaps and similar arrangements. At December 31, 1993 and 1992, the Company had the following interest rate swap agreements with aggregate notional principal amounts of $4.7 billion and $4.1 billion, respectively.

                                                  Notional
                                                  Amounts         Maturities
                                               at December 31,      Through
                                              1993       1992
Pay fixed rate (9.5% - 11.5%) and
receive LIBOR or commercial paper
based variable rate                           $ .6       $ .9         2018

Pay LIBOR or commercial paper based
variable rate and receive fixed rate (9.5%)     .4         .4         2000

Zero coupon swaps                              3.7        2.8         1999

In addition, the Company has entered into interest rate options linked to $2.5 billion of its fixed rate callable debt at each balance sheet date. The notional principal amounts associated with these options were $2.8 billion and $3.1 billion at December 31, 1993 and 1992, respectively. The effect of these options, which are exercisable through 1998, is to change the underlying debt from callable to non-callable and to reduce the aggregate average effective interest rate on this debt.

During 1988, the Company issued debt warrants that give the holders the option between 1995 and 2004 to require the Company to issue an additional $300 million of 9.5% debt maturing in 2018. The premium received for these warrants is being amortized as a reduction of interest expense.

The Company is exposed to credit loss in the event of nonperformance by the counterparties to these agreements. However, the Company does not anticipate nonperformance. Also, while these agreements are part of the Company's overall interest rate management program, the fair value of these instruments will vary with changes in prevailing interest rates. The fair values of these interest rate agreements are included in the note on Fair Values of Financial Instruments.

The Company has issued letters of credit in lieu of making security deposits to insure the payment of possible Workers' Compensation claims.
- - ------------------------------------------------------------------------------

OTHER LONG-TERM LIABILITIES
(in millions)
                                     1993           1992

Interest rate swap and option
 agreements                        $  654         $  789
Deferred compensation                  77             71
Other                                 452            334
                                   ------         ------
   Total                           $1,183         $1,194
                                   ======         ======

- - ------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES

The Company has entered into agreements with several companies to provide the Company with products and services to be used in its normal operations. The minimum payments for these agreements are approximately $123 million in 1994, $107 million in 1995, $97 million in 1996, $100 million in 1997, $98 million in 1998 and $155 million in 1999 and beyond.

The Company has also guaranteed debt and other obligations under agreements with certain affiliated companies and customers. At December 31, 1993, these guarantees totaled approximately $220 million. The Company does not expect that these guarantees will have a material impact on the Company's future financial position or results of operations.

The Company has entered into a Master Lease agreement whereby the Company leases equipment with the right to buy the equipment anytime at fair market value.  The lease term is one year and is renewable annually.  The total amount of assets under this lease is approximately $300 million at each balance sheet date.
- - ------------------------------------------------------------------------------

FAIR VALUES OF FINANCIAL INSTRUMENTS

The recorded amounts of other investments as of December 31, 1993 and 1992 shown below include $81 million and $70 million, respectively, of equity investments in a number of entities for which it is not practicable to estimate fair value, since quoted market prices do not exist for any of these investments.

The fair values of long-term borrowings were estimated based on quoted market prices or by obtaining quotes from brokers.

As discussed above, the Company is a party to various interest rate option and swap agreements and foreign currency contracts which are included in other instruments below. The fair values of other instruments were estimated by obtaining quotes from brokers, where practicable, or by estimating the amounts the Company would receive or pay to terminate the instruments at the reporting date.

The recorded amounts of certain financial instruments, such as cash and marketable securities and short-term borrowings, approximate their fair values and are excluded from the amounts below. The recorded amounts and estimated fair values of the Company's long-term borrowings and other financial instruments as of December 31, 1993 and 1992 were as follows:

                              December 31, 1993          December 31, 1992
(in millions)
                             Recorded     Fair          Recorded      Fair
                              Amount      Value          Amount       Value

Other investments            $    93     $    93        $   124      $   127
Long-term borrowings          (6,727)     (7,378)        (7,059)*     (7,509)*
Other instruments               (814)     (1,298)          (689)        (936)

*Includes borrowings expected to be assumed by discontinued chemicals operations.


- - ------------------------------------------------------------------------------

SHAREOWNERS' EQUITY
(in millions)
                                                     1993           1992           1991
Common stock at par value
   Balance at beginning of year                    $  936         $  934         $  934
   Additions                                           12              2              -
                                                   ------         ------         ------
   Balance at end of year                             948            936            934
                                                   ------         ------         ------
Additional capital paid in or transferred
  from retained earnings
   Balance at beginning of year                        26              9              7
   Additions                                          187             17              2
                                                   ------         ------         ------
   Balance at end of year                             213             26              9
                                                   ------         ------         ------
Retained earnings
   Parent company and subsidiaries inside the U.S.  2,067          5,124          4,169
   Subsidiaries outside the U.S.                    2,402          2,597          3,056
                                                   ------         ------         ------
   Total retained earnings                          4,469          7,721          7,225
                                                   ------         ------         ------
Accumulated translation adjustment
   Balance at beginning of year                       (85)           (12)             7
   Currency translation adjustment                   (150)           (73)*          (19)
                                                   ------         ------         ------
   Balance at end of year                            (235)           (85)           (12)
                                                   ------         ------         ------
   Total before deducting treasury stock            5,395          8,598          8,156
                                                   ------         ------         ------
 Less: Treasury stock, at cost
   Balance at beginning of year                     2,041          2,052          2,059
   Reissuance of treasury shares                       (2)           (11)            (7)
                                                   ------         ------         ------
   Balance at end of year                           2,039          2,041          2,052
                                                   ------         ------         ------

   Total shareowners' equity                       $3,356         $6,557         $6,104
                                                   ======         ======         ======

* Includes the effect of the change to local currency as the functional currency for most subsidiary companies outside the U.S. on January 1, 1992.

There are approximately 27 million shares reserved for the conversion of the 6 3/8% convertible subordinated debentures and zero coupon convertible subordinated debentures issued by the Company. There are also 100 million shares of $10 par value preferred stock authorized, none of which has been issued.

Retained earnings of subsidiary companies outside the U.S. are considered to be reinvested indefinitely. If remitted, they would be substantially free of additional tax. It is not practicable to determine the deferred tax liability for temporary differences related to these retained earnings.

- - ------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE

Fully diluted earnings per share is computed by dividing net earnings adjusted for after-tax interest expense associated with convertible securities by the average number of common shares outstanding, common stock equivalents related to dilutive stock options, and common shares issuable upon conversion of such convertible securities. The effects of such potentially dilutive convertible securities were not dilutive in 1993 and 1991. The number of common shares used to compute earnings per share amounts was as follows:

(in millions)                    1993      1992      1991

Primary                         328.3     325.1     324.7
Fully diluted                   331.2     352.2     326.4

- - ------------------------------------------------------------------------------
OTHER REVENUES

Other revenues include $50 million of interest income for 1993, $74 million for 1992 and $102 million for 1991.

- - ------------------------------------------------------------------------------

INCOME TAXES

Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The adoption of this standard changed the Company's method of accounting for income taxes from the deferred method to the liability method. The standard was adopted on a prospective basis and amounts presented for prior years were not restated. The cumulative effect of adopting the standard as of January 1, 1992 was a $100 million credit to earnings from continuing operations and a $52 million credit to earnings from discontinued operations.

The components of earnings (loss) from continuing operations before income taxes and the related provision (benefit) for United States and other income taxes were as follows:

(in millions)                                     1993             1992           1991
Earnings (loss) before income taxes
  United States                                 $  894           $  974         $ (624)
  Outside the U.S.                                 183              405            473
                                                ------           ------         ------
       Total                                    $1,077           $1,379         $ (151)
                                                ======           ======         ======
United States income taxes
  Current provision (benefit)                   $  357           $  393         $ (163)
  Deferred benefit                                 (85)             (12)          (148)
Non-U.S. income taxes
  Current provision                                194              103            216
  Deferred benefit                                 (52)               -            (16)
State and other income taxes
  Current provision (benefit)                       25               59            (46)
  Deferred benefit                                  (6)              (9)            (6)
                                                ------           ------         ------
       Total                                    $  433           $  534         $ (163)
                                                ======           ======         ======

The components of earnings (loss) from consolidated operations before income taxes and the related provision (benefit) for United States and other income taxes were as follows:

(in millions)                                     1993             1992           1991

Earnings (loss) before income taxes
  United States                                $(2,762)          $  999         $ (461)
  Outside the U.S.                                 389              602            472
                                               -------           ------         ------
       Total                                   $(2,373)          $1,601         $   11
                                               =======           ======         ======

United States income taxes
  Current provision (benefit)                  $   307           $  349         $ (111)
  Deferred benefit                              (1,190)            (189)          (112)
Non-U.S. income taxes
  Current provision                                237              182            286
  Deferred benefit                                 (51)             (30)           (35)
State and other income taxes
  Current provision (benefit)                       34               75            (28)
  Deferred provision (benefit)                    (195)              68             (6)
                                               -------           ------         ------
       Total                                   $  (858)          $  455         $   (6)
                                               =======           ======         ======
The components of consolidated income
 taxes are as follows:

Continuing operations                          $   433           $  534         $ (163)
Discontinued operations                             23               73            157
Extraordinary item                                  (8)               -              -
Cumulative effect of changes
 in accounting principle                        (1,306)            (152)             -
                                               -------           ------         ------
       Total income taxes (benefit)            $  (858)          $  455         $   (6)
                                               =======           ======         ======

The differences between the provision (benefit) for income taxes and income taxes computed using the U.S. federal income tax rate for continuing operations were as follows:

(in millions)                                    1993              1992           1991
Amount computed using the statutory rate         $377              $469          $ (52)
Increase (reduction) in taxes resulting from
  State and other income taxes                     25                50             (8)
  Goodwill amortization                            15                13             14
  Export sales and manufacturing credits          (17)              (20)           (28)
  Operations outside the U.S.                      75                33            (39)
  Other, net                                      (42)              (11)           (50)
                                                 ----              ----          -----
       Provision (benefit) for income taxes      $433              $534          $(163)
                                                 ====              ====          =====

The significant components of deferred tax assets and liabilities were as follows:

(in millions)                                    1993              1992
Deferred tax assets
Postemployment obligations                     $1,117            $    -
Restructuring costs and
 separation programs                              618               503
Inventories                                        68                55
Tax loss carryforwards                            196                92
Other                                             371               343
                                               ------            ------
                                                2,370               993
Valuation allowance                              (196)              (92)
                                               ------            ------
       Total                                   $2,174            $  901
                                               ======            ======
Deferred tax liabilities
Depreciation                                   $  525            $  529
U.S. pension income                               146               162
Leasing                                           443               426
Other                                             344               189
                                               ------            ------
       Total                                   $1,458            $1,306
                                               ======            ======

The valuation allowance is primarily attributable to certain net operating loss carryforwards outside the U.S. A majority of the net operating loss carryforwards are available indefinitely.

The 1991 deferred tax benefit for both continuing and consolidated operations was primarily attributable to differences related to restructuring costs of $526 million, which was partially offset by the settlement of a litigation judgment of $324 million.

CURRENCY TRANSACTIONS AND TRANSLATION ADJUSTMENTS

The Company has entered into foreign currency forward and option contracts.
The notional amounts for these contracts were $615 million at December 31, 1993 and $783 million at December 31, 1992. Most of these contracts hedge transactions in non-U.S. dollar denominated receivables and payables.
Exchange gains and losses on these hedge contracts are offset against losses and gains on the underlying receivables and payables.

The Company has entered into foreign currency options and option combinations to hedge probable anticipated export sales transactions during the next two years. Realized and unrealized gains and losses on those options and option combinations that are designated and effective as hedges of such probable anticipated, but not firmly committed, foreign currency transactions are deferred and recognized in income in the same periods as the hedged transactions. The net unrealized loss deferred on such options as of December 31, 1993 totaled $69 million compared with a net unrealized gain of $20 million as of December 31, 1992. These amounts represent the gain or loss that would have been recognized had these options been liquidated at market value in their respective years.

The Company is exposed to credit loss in the event of nonperformance by the other parties to the foreign currency option contracts. However, the Company does not anticipate nonperformance.

The net effect from foreign exchange transactions was a gain of $35 million for 1993 compared with a loss of $25 million for 1992 and a gain of $49 million for 1991.

- - ------------------------------------------------------------------------------

RESTRUCTURING COSTS

The Company recorded restructuring costs for continuing operations in 1993 of $495 million. Approximately three-fourths of these costs represented the cost of separation benefits for a cost reduction program expected to reduce worldwide employment by approximately 9,000 personnel, most of whom are expected to leave by the end of 1994. The remainder of the restructuring costs is associated with closing a facility in Germany that manufactures a component for the Company's ink jet printer business. This closure is expected to be completed during 1994. The accrual balance for these programs is $356 million at December 31, 1993.

The Company recorded restructuring costs for continuing operations of $219 million in 1992 and $1,448 million in 1991. Approximately three-fourths of these costs were for an early retirement program. The balance for this program is $375 million at December 31, 1993, which will be paid out to early retirees and their survivors over time. Most of the costs associated with this program are being funded from the Company's pension plan assets and, therefore, did not affect the Company's cash flows during the past three years. The Company does not anticipate that such costs will significantly affect the cash flows in the near future.

The remainder of the 1992 and 1991 restructuring costs is related to the Company's exit from non-strategic businesses and the restructuring of the Company's non-U.S. sensitized manufacturing and photofinishing businesses. The accrual balance remaining at December 31, 1993 for these programs is $27 million, which relates primarily to noncancelable lease commitments and other contractual obligations associated with divested operations to be paid out over the remaining terms of the contracts.

- - ------------------------------------------------------------------------------

RENTAL AND LEASE COMMITMENTS

Rental expense consists of:       1993          1992          1991
(in millions)

Gross rentals                     $185          $185          $188
Deduct: Sublease income             11             5             4
                                  ----          ----          ----
Total                             $174          $180          $184
                                  ====          ====          ====

The approximate amounts of noncancelable lease commitments with terms of more than one year, principally for the rental of real property, reduced by minor sublease income, are $75 million in 1994, $62 million in 1995, $50 million in 1996, $43 million in 1997, $26 million in 1998 and $72 million in 1999 and beyond.

- - ------------------------------------------------------------------------------

RETIREMENT PLANS

Total worldwide pension expense, including discontinued operations, was $104 million in 1993. This compares with pension expense of $56 million in 1992 and pension income of $8 million in 1991. Discontinued chemicals operations was allocated pension expense of $10 million and $6 million in 1993 and 1992, respectively, and pension income of $7 million in 1991.

The Company has defined benefit pension plans which cover substantially all of its U.S. employees. The benefits are based on years of service and generally on the employees' final average compensation as defined in the plans. The Company makes contributions to the plans as permitted by government laws and regulations. Retirement plan benefits are paid to eligible employees by insurance companies or from trust funds. The Company has retained the obligation for pension benefits for personnel who retired from Eastman Chemical Company through December 31, 1993.

Pension expense for the principal U.S. plan, including discontinued operations, includes the following components:

(in millions)                                           1993       1992       1991
   Service cost - benefits earned during the year     $  160     $  143     $  135
   Interest cost on projected benefit obligation         575        560        517
   Return on plan assets                              (1,124)      (514)    (1,368)
   Net amortization                                      436       (190)       650
                                                      ------     ------     ------
   Net pension expense (income)                       $   47     $   (1)    $  (66)
                                                      ======     ======     ======

The funded status of the principal U.S. plan was as follows:

                                                                     December 31,
(in millions)                                                      1993*      1992**
Pension benefit obligations

  Vested benefits                                                $5,693     $5,404
                                                                 ======     ======
  Accumulated benefits                                           $5,900     $5,701
                                                                 ======     ======
  Projected benefits                                             $6,755     $6,778

Market value of assets (primarily listed stocks)                  6,278      6,526
                                                                 ------     ------
Projected benefits in excess of plan assets                         477        252

Unrecognized net loss                                              (366)      (189)

Unrecognized net transition asset                                   632        793

Unrecognized prior service cost                                    (312)      (364)
                                                                 ------     ------
Accrued pension expense                                          $  431     $  492
                                                                 ======     ======

*The funded status at December 31, 1993 includes discontinued health operations.

**The funded status at December 31, 1992 includes discontinued operations.

The assumptions used to develop the projected benefit obligation for U.S. plans were as follows:
                                                          December 31,
                                                       1993        1992

        Discount rate                                 7 1/4%      8 1/2%
        Salary increase rate                          4           5
        Long-term rate of return on plan assets       9 1/2      10 1/2

The Company also sponsors other U.S. plans. At December 31, 1993, the projected benefit obligations for these plans totaled $217 million (1992 - $208 million) of which $145 million (1992 - $144 million) was included as a liability in the consolidated statement of financial position.

The obligation for the Company's unfunded plans of $126 million in 1993 and $132 million in 1992 has been recorded as a long-term liability.

Calculations indicate that the total of the pension funds and accruals for non-U.S. plans less pension prepayments and deferred charges exceeds the actuarially computed value of vested benefits under such plans as of the beginning of 1993 and 1992.

OTHER POSTEMPLOYMENT COSTS

The Company provides life insurance and health care benefits for eligible retirees and health care benefits for eligible survivors of retirees. In general, these benefits are provided to retirees eligible to retire under the Company's principal U.S. pension plan. Prior to January 1, 1993, the Company has recognized expense for the cost of such plans when it paid premiums, claims and other costs. The expense for such plans, excluding discontinued chemicals operations, was $244 million in 1993, $100 million in 1992 and $78 million in 1991.

The Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions on January 1, 1993. As a result, the Company now accrues, during the years employees render service, the expected costs of providing postretirement health and life insurance benefits to such employees. The obligation owed to current and retired employees, including discontinued operations, as of January 1, 1993 was recognized on that date as a cumulative effect of a change in accounting principle of $2.1 billion after-tax. The Company has retained the obligation for other postretirement benefits for personnel who retired from Eastman Chemical Company through December 31, 1993. The annual after-tax effect of the expense recognized, excluding discontinued chemicals operations, using the accrual method required by SFAS No. 106 is approximately $108 million ($.33 per share) higher than the annual expense that would be recognized on a cash basis. Since the Company plans to continue to fund these benefit costs on a pay-as-you-go-basis, the adoption of SFAS No.
106 will not affect cash flows.

The 1993 net periodic postretirement benefit cost for the principal U.S. plans, excluding discontinued chemicals operations, includes the following components:


(in millions)

Service cost                              $   29
Interest cost                                215
                                          ------
Net periodic postretirement
 benefit cost                             $  244
                                          ======

Presented below are the total obligation and amount recognized, excluding discontinued chemicals operations, in the consolidated statement of financial position for the principal U.S. plans at December 31, 1993:

(in millions)

Accumulated postretirement
 benefit obligation
    Retirees                              $2,677
    Fully eligible active plan
     participants                             61
    Other active plan participants           826
                                          ------
                                           3,564
Unrecognized net loss                       (548)
                                          ------
Accrued postretirement benefit cost       $3,016
                                          ======

To estimate these costs, health care costs were assumed to increase 11% in 1994 with the rate of increase declining ratably to 5% by 2002 and thereafter. The discount rate and salary increase rate were assumed to be 8.5% and 5.0%, respectively, as of January 1, 1993. The discount rate and salary increase rate are assumed to be 7.25% and 4.0%, respectively, as of December 31, 1993. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation, excluding discontinued chemicals operations, as of December 31, 1993 would increase by approximately $265 million while the net periodic postretirement health care benefit cost for the year then ended would increase by approximately $20 million.

A few of the Company's non-U.S. subsidiaries have supplemental health benefit plans for certain retirees. The cost of these programs is not significant to the Company.

Effective January 1, 1993, the Company adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits. Adoption of SFAS No. 112 requires the Company to recognize the obligation to provide certain benefits to former or inactive employees before retirement. The obligation including discontinued operations as of January 1, 1993 has been recognized as a cumulative charge of $190 million ($117 million after-tax). The amount applicable to discontinued chemicals operations was $47 million ($29 million after-tax). Adoption of SFAS No. 112 did not have a material effect on the Company's earnings before cumulative effect of changes in accounting principle.

- - ------------------------------------------------------------------------------

SEGMENT INFORMATION

In conjunction with the Company's announced intention to refocus its attention on its consumer and commercial imaging businesses, the Company has changed its segments for financial reporting purposes, effective with the second quarter of 1994. The Consumer Imaging business unit, which was previously reported in the former Imaging segment, is now reported as a separate segment. The new Commercial Imaging segment includes the other business units from the former Imaging segment, the business units from the former Information segment, digital and applied imaging operations and the Health Sciences business unit, which was previously included in the Health segment. Data for prior periods have been restated to conform with the 1994 presentation.

The products of each segment are manufactured and marketed in the U.S. and in other parts of the world. The Consumer Imaging segment includes amateur films, photographic papers, chemicals and equipment for photographic imaging. The Commercial Imaging segment includes motion picture, professional and graphic arts films, microfilms, copiers, printers and other equipment for information management. Sales between segments are made on a basis intended to reflect the market value of the products.

Sales are reported in the geographic area where they originate. Transfers among geographic areas are made on a basis intended to reflect the market value of the products, recognizing prevailing market prices and distributor discounts. The parent company's equity in the net assets of subsidiaries outside the U.S. was as follows:

(in millions)                        1993           1992           1991

Net assets                         $2,912         $2,729         $3,036
                                   ======         ======         ======

SEGMENT INFORMATION (continued)
(in millions)                                        1993           1992           1991
Sales from continuing operations,
 including intersegment sales
  Consumer Imaging                                $ 5,292        $ 5,414        $ 5,135
  Commercial Imaging                                7,382          7,592          7,301
Intersegment sales                                     (4)           (14)            (9)
                                                  -------        -------        -------
    Total sales from continuing operations        $12,670        $12,992        $12,427
                                                  =======        =======        =======
Earnings (loss) from operations from
 continuing operations (1)
  Consumer Imaging                                $   931        $ 1,065        $   582
  Commercial Imaging                                  317            334           (492)
                                                  -------        -------        -------
    Total earnings from operations
      from continuing operations                    1,248          1,399             90

Other revenues and charges
  Consumer Imaging                                      2             (7)            (8)
  Commercial Imaging                                    9            (31)           (33)
  Corporate                                            (7)           265             91
  Interest expense                                    175            247            291
                                                  -------        -------        -------
    Earnings (loss) before income taxes           $ 1,077        $ 1,379        $  (151)
                                                  =======        =======        =======
Assets
  Consumer Imaging                                $ 4,154        $ 4,191        $ 4,231
  Commercial Imaging                                7,334          7,228          7,519
  Net assets of discontinued operations             5,349          6,904          6,463
  Corporate (2)                                     1,973            715          1,739
                                                  -------        -------        -------
    Total assets at year end                      $18,810        $19,038        $19,952
                                                  =======        =======        =======
Depreciation expense
  Consumer Imaging                                $   286        $   281        $   288
  Commercial Imaging                                  531            655            586
                                                  -------        -------        -------
    Total depreciation expense                    $   817        $   936        $   874
                                                  =======        =======        =======
Amortization of goodwill
  Consumer Imaging                                $     6        $     4        $     4
  Commercial Imaging                                   23             19             18
                                                  -------        -------        -------
    Total amortization of goodwill                $    29        $    23        $    22
                                                  =======        =======        =======
Capital additions
  Consumer Imaging                                $   282        $   367        $   399
  Commercial Imaging                                  535            869            803
                                                  -------        -------        -------
    Total capital additions                       $   817        $ 1,236        $ 1,202
                                                  =======        =======        =======

(1) Earnings from operations for 1993 are shown after deducting restructuring costs of
    $141 million for Consumer Imaging and $354 million for Commercial Imaging.  Earnings from operations for 1992 are shown after deducting restructuring costs of $58 million for Consumer Imaging and $161 million for Commercial Imaging.  Earnings (loss) from operations for 1991 are shown after deducting restructuring costs of $555 million for
    Consumer Imaging and $893 million for Commercial Imaging.

(2) Includes EKCC assets in 1991.  EKCC was sold to General Electric Capital on December
    31, 1992.

SEGMENT INFORMATION (continued)
Financial information by geographic areas is as follows:


                                              Canada
                                                and              Asia,
                                     United    Latin             Africa,   Elimi-    Consoli-
(in millions)                        States   America   Europe  Australia  nations      dated

1993
Sales to customers                   $6,038    $1,178   $3,529   $1,925              $12,670
Transfers among geographic areas      2,063       414      307       46   $(2,830)         -
                                     ------    ------   ------   ------   -------    -------
   Total sales                       $8,101    $1,592   $3,836   $1,971   $(2,830)   $12,670
                                     ======    ======   ======   ======   =======    =======
Earnings (loss) from operations
 from continuing operations          $1,007    $  191   $   (6)  $   63   $    (7)   $ 1,248
                                     ======    ======   ======   ======   =======    =======
Assets by geographic areas (1)       $8,952    $1,320   $2,615   $1,446   $ 4,477    $18,810
                                     ======    ======   ======   ======   =======    =======

1992
Sales to customers                   $6,167    $1,113   $4,002   $1,710              $12,992
Transfers among geographic areas      2,175       360      304       35   $(2,874)         -
                                     ------    ------   ------   ------   -------    -------
   Total sales                       $8,342    $1,473   $4,306   $1,745   $(2,874)   $12,992
                                     ======    ======   ======   ======   =======    =======
Earnings from operations
 from continuing operations          $  949    $  206   $  190   $   64   $   (10)   $ 1,399
                                     ======    ======   ======   ======   =======    =======
Assets by geographic areas (1)       $8,803    $1,092   $3,028   $1,383   $ 4,732    $19,038
                                     ======    ======   ======   ======   =======    =======


1991
Sales to customers                   $5,981    $1,074   $3,779   $1,593              $12,427
Transfers among geographic areas      2,029       283      248       35   $(2,595)         -
                                     ------    ------   ------   ------   -------    -------
   Total sales                       $8,010    $1,357   $4,027   $1,628   $(2,595)   $12,427
                                     ======    ======   ======   ======   =======    =======
Earnings (loss) from operations
 from continuing operations          $ (365)   $  213   $  149   $  101   $    (8)   $    90
                                     ======    ======   ======   ======   =======    =======
Assets by geographic areas (1)       $9,366    $1,059   $3,277   $1,270   $ 4,980    $19,952
                                     ======    ======   ======   ======   =======    =======

(1) Includes net assets of discontinued operations.

- - --------------------------------------------------------------------------

STOCK OPTION AND COMPENSATION PLANS

The 1990 Omnibus Long-Term Compensation Plan provides for a variety of awards to key employees. Some of these awards are based upon performance criteria relating to the Company established by the Executive Compensation and Development Committee of the Board of Directors.

The 1990 Omnibus Long-Term Compensation Plan provides that options can be granted through January 31, 1995, to key employees for the purchase of up to 16,000,000 shares of Kodak common stock at an option price not less than 50 percent of the per share fair market value on the date of the stock option's grant. No options below fair market value have been granted to date. Options with dividend equivalents were awarded during 1993, 1992 and 1991 under the 1990 Omnibus Long-Term Compensation Plan. Accruals under this plan amounted to $5 million in 1993, $5 million in 1992 and $4 million in 1991. The 1990 Plan also provides for the granting of Stock Appreciation Rights (SARs) either in tandem with options or freestanding. SARs allow optionees to receive a payment equal to the appreciation in market value of a stated number of shares of Kodak common stock from the SARs exercise price to the market value on the date of its exercise. Exercise of a tandem SAR requires the optionee to surrender the related option. At December 31, 1993, there were 195,750 tandem SARs and 344,539 freestanding SARs outstanding at option prices ranging from $30.25 to $43.18.

The 1985 Stock Option Plan provided that options could be granted through 1989 to key employees for the purchase of up to 6,000,000 (prior to giving effect to the 3-for-2 partial stock split in 1987) shares of Kodak common stock at an option price not less than the per share fair market value at the time the option was granted. Options granted have maximum durations of 7 or 10 years from the date of grant but may expire sooner if the optionee's employment terminates. The 1985 Plan also provided for the granting of SARs either in tandem with options or freestanding. At December 31, 1993, there were 610,975 tandem SARs and 69,050 freestanding SARs outstanding at option prices ranging from $33.79 to $39.53.

Summarized option data as of December 31, 1993 are as follows:

                                                  Shares        Range of Price
                                               Under Option       Per Share
                                               ------------    ---------------
Options Outstanding December 31, 1992            16,516,169    $32.45 - $49.50

Options Granted                                   4,053,755    $40.69 - $63.19

Options Exercised                                 4,177,442    $32.45 - $54.06

Options Cancelled                                   139,658    $32.45 - $54.06

Options Surrendered                                  94,423    $39.38 - $49.50


Options Outstanding December 31, 1993            20,231,934    $25.92 - $50.47

As a result of the spin-off of the Company's worldwide chemical business all outstanding stock options were adjusted as to option price and number of shares granted.

At December 31, 1993, 13,512,298 of the options outstanding were exercisable.

- - ------------------------------------------------------------------------------

EASTMAN KODAK CREDIT CORPORATION

The primary business purpose of Eastman Kodak Credit Corporation (EKCC), formerly a wholly-owned subsidiary of the Company, was to enhance the marketing capabilities of the Company by providing long-term product financing to Kodak customers.

Summarized financial information for EKCC is as follows:

(in millions)
                                                 1992     1991
Results of operations

Revenues                                         $159     $154
Earnings before taxes                              25       21
Net earnings                                       18       14

The Company sold its investment in EKCC on December 31, 1992 to General
Electric Capital. The divestiture was the primary reason for the decrease in consolidated assets and liabilities from year-end 1991, when EKCC had total assets of $951 million and total indebtedness of $865 million.
- - ------------------------------------------------------------------------------

LEGAL MATTERS

The Company is in discussion with the Environmental Protection Agency (EPA) and the Environment and Natural Resources Division of the U.S. Department of Justice concerning the EPA/NEIC (National Enforcement Investigations Center) investigation of the Company's Kodak Park site in Rochester, New York. As a result of the investigation, the Company expects to incur a civil fine of at least $100,000 for violations of federal environmental laws and regulations.

The Company is participating in the EPA's Toxic Substances Control Act (TSCA)
Section 8(e) Compliance Audit Program. As a participant, the Company has agreed to audit its files for materials which under current EPA guidelines would be subject to notification under Section 8(e) of TSCA and to pay stipulated penalties for each report submitted under this program. The Company anticipates that its liability under the Program will be $1,000,000.

In addition to the foregoing environmental actions, the Company has been designated as a potentially responsible party (PRP) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (the Superfund law), or under similar state laws, for environmental assessment and cleanup costs as the result of the Company's alleged arrangements for disposal of hazardous substances at fewer than twenty Superfund sites. With respect to each of these sites, the Company's actual or potential allocated share of responsibility is small. Furthermore, numerous other PRPs have similarly been designated at these sites and, although the law imposes joint and several liability on PRPs, as a practical matter costs are shared with other PRPs. Settlements and costs paid by the Company in Superfund matters to date have not been material. Future costs are also not expected to be material to the Company's financial condition or results of operations.

The Company and its subsidiary companies are involved in lawsuits, claims, investigations, and proceedings, including product liability, commercial, environmental, and health and safety matters, which are being handled and defended in the ordinary course of business.  There are no such matters pending that the Company and its General Counsel expect to be material in relation to the Company's business, financial condition or results of operations.
- - ------------------------------------------------------------------------------

SUBSEQUENT EVENTS

The Company redeemed the zero coupon convertible subordinated debentures due 2011 on April 1, 1994, and during the second quarter, redeemed the 6 3/8% convertible subordinated debentures due 2001.

During the second quarter of 1994, the Company terminated the Master Lease agreement by purchasing approximately $300 million of equipment it has been leasing. Also during the second quarter of 1994, the Company terminated a Sale of Receivables program.

On August 12, 1994, the Company purchased from Actava Group Inc. its 50% interest in Qualex Inc. for $150 million, $50 million to Actava at the closing and the remaining $100 million without interest in two installments over the next twelve months.

On October 3, 1994, the Company announced a tender offer for up to $4.8 billion of its outstanding long-term borrowings. On October 20, 1994, the Company announced that $2.7 billion of the possible $4.8 billion was tendered during the tender offer period which ended on that date. In connection with the debt paydown program, the Company incurred pre-tax losses related to the tender offer of approximately $160 million which will result in an extraordinary charge in the fourth quarter of 1994. The Company has also unwound substantially all of the interest rate derivatives associated with its debt issues. The Company incurred pre-tax losses related to the unwind of the derivatives of approximately $160 million in September, which has been deferred, and approximately $60 million in October. These losses will be charged to extraordinary and other charges in the fourth quarter of 1994 along with the losses on the debt.

- - ------------------------------------------------------------------------------

QUARTERLY SALES AND EARNINGS DATA - UNAUDITED

                                          4th Qtr.    3rd Qtr.     2nd Qtr.    1st Qtr.
                                              (in millions, except per share data)

1993

Sales from continuing operations         $3,489      $3,160       $3,353      $2,668
Gross profit from continuing operations   1,523       1,535        1,709       1,249
Earnings (loss) from continuing
 operations before extraordinary item
  and cumulative effect of changes in
   accounting principle                     220         (74)(1)      350         148
Earnings (loss) from discontinued
 operations before cumulative effect
  of changes in accounting principle        (18)          7 (2)       33           1
Extraordinary item                           (1)         (1)         (12)          -
Cumulative effect of changes in
 accounting principle from continuing
  operations                                  -           -            -      (1,649)(3)
Cumulative effect of changes in
 accounting principle from
  discontinued operations                     -           -            -        (519)(3)
Net earnings (loss)                         201         (68)(1)(2)   371      (2,019)
Primary earnings (loss) per share from
 continuing operations before
  extraordinary item and cumulative
   effect of changes in accounting
    principle (4)                           .67        (.23)        1.07         .46
Primary earnings (loss) per share
 from discontinued operations before
  cumulative effect of changes in
   accounting principle (4)                (.06)        .02          .10           -
Extraordinary item                            -           -         (.04)          -
Cumulative effect of changes in
 accounting principle from continuing
  operations (4)                              -           -            -       (5.05)(3)
Cumulative effect of changes in
 accounting principle from
  discontinued operations (4)                 -           -            -       (1.59)(3)
Primary earnings (loss) per share (4)       .61        (.21)        1.13       (6.18)
Fully diluted earnings (loss) per
 share (4)                                  .60        (.15)        1.08       (6.18)

(1)  After deducting $495 million of restructuring costs which reduced net earnings by $353 million.

(2)  After deducting $55 million of restructuring costs which reduced net earnings by
     $34 million.

(3) Cumulative effect of the change in accounting for certain postretirement and other postemployment benefits, adopted in the 1st and 2nd quarter, effective January 1, 1993.

(4)  Each quarter is calculated as a discrete period and the sum of the four quarters does not equal the full year amount.

QUARTERLY SALES AND EARNINGS DATA - UNAUDITED (continued)

                                      4th Qtr.    3rd Qtr.     2nd Qtr.     1st Qtr.
                                           (in millions, except per share data)
1992

Sales from continuing operations      $3,586      $3,327       $3,402       $2,677
Gross profit from continuing
 operations                            1,689       1,642        1,679        1,280
Earnings from continuing operations
 before cumulative effect of change
  in accounting principle                292 (1)     135 (2)      303          115
Earnings from discontinued
 operations before cumulative effect
  of change in accounting principle        7          54 (3)       58           30
Cumulative effect of change in
 accounting principle from continuing
  operations                               -           -            -          100 (4)
Cumulative effect of change in
 accounting principle from
  discontinued operations                  -           -            -           52 (4)
Net earnings                             299 (1)     189 (2)      361          297
Primary earnings per share from
 continuing operations before
  cumulative effect of change in
   accounting principle (5)              .98         .40          .89          .34
Primary earnings (loss) per share
 from discontinued operations before
  cumulative effect of change in
   accounting principle (5)             (.06)        .18          .22          .11
Cumulative effect of change in
 accounting principle from
  continuing operations                    -           -            -          .31 (4)
Cumulative effect of change in
 accounting principle from
  discontinued operations                  -           -            -          .16 (4)
Primary earnings per share               .92         .58         1.11          .92
Fully diluted earnings per share         .89         .58         1.06          .88

(1) Includes gains from the sale of EKCC and other investments which increased net earnings by $75 million.

(2) After deducting $219 million of restructuring costs which reduced net earnings by
    $140 million.

(3) After deducting $1 million of restructuring costs which reduced net earnings by less than $1 million.

(4) Cumulative effect of the change in accounting for income taxes adopted in the 3rd quarter, effective January 1, 1992.

(5) Each quarter is calculated as a discrete period and the sum of the four quarters does not equal the full year amount.

SUMMARY OF OPERATING DATA

Eastman Kodak Company and Subsidiary Companies
(Dollar amounts and shares in millions, except per share data)

                                              1993       1992        1991       1990     1989
Sales from continuing operations           $12,670    $12,992     $12,427    $12,526  $12,325
Earnings from operations before
 extraordinary item and cumulative effect
  of changes in accounting principle:
    Continuing                                 644 (1)    845(3)       12 (5)    548(6)   312(7)
    Discontinued                                23 (1)    149(3)        5 (5)    155      217(7)
Net earnings (loss)                         (1,515)(1)  1,146(3)       17 (5)    703(6)   529(7)
                                                   (2)       (4)
EARNINGS AND DIVIDENDS
Net earnings - percent of sales             (12.0%)      8.8%        0.1%       5.6%     4.3%
             - percent return on average
               shareowners' equity          (30.6%)     18.1%        0.3%      10.5%     7.9%
Primary earnings (loss) per share (8)        (4.62)      3.53         .05       2.17     1.63
Cash dividends declared - on common shares     657        650         649        649      649
                        - per common share    2.00       2.00        2.00       2.00     2.00
Common shares outstanding at close of year   330.6      325.9       324.9      324.6    324.4
Shareowners at close of year               157,797    166,532     169,164    168,935  171,954

STATEMENT OF FINANCIAL POSITION DATA
Current assets                             $ 6,857    $ 5,287    $  6,185    $ 6,479  $ 6,683
Properties at cost                          11,601     12,082      11,758     11,096   10,985
Accumulated depreciation                     6,574      6,562       6,243      5,758    5,580
Total assets                                18,810     19,038      19,952     20,085   19,777
Current liabilities                          4,053      4,742       5,504      5,851    5,461
Long-term borrowings                         6,727      5,259       5,648      5,036    5,405
Total net assets (shareowners' equity)       3,356      6,557       6,104      6,748    6,642

SUPPLEMENTAL INFORMATION
Sales - Consumer Imaging (9)               $ 5,292    $ 5,414    $  5,135    $        $
      - Commercial Imaging (9)               7,382      7,592       7,301
Research and development costs                 864        988         971        872      856
Depreciation                                   817        936         874        798      845
Taxes (excludes payroll, sales, and excise
  taxes)                                       545        584        (183)       377      240
Wages, salaries, and employee benefits       4,589      4,653       4,533      4,427    4,530
Employees at close of year - in the U.S.    49,100     50,900      51,600     55,500   58,100
                           - worldwide      91,800     95,200      96,700     99,300  101,900

SUBSIDIARY COMPANIES OUTSIDE THE U.S.
Sales                                      $ 6,632    $ 6,825     $ 6,446    $ 6,539  $ 6,302
Earnings from operations                       248        460         463        958      614

(1)  After deducting $495 million of restructuring costs from continuing operations which reduced net earnings by $353 million and after deducting $55 million of restructuring costs from discontinued operations which reduced net earnings by $34 million.

(2)  The net loss for 1993 was due to an after-tax charge of $2.17 billion from the cumulative effect of adopting SFAS No. 106, Employers' Accounting for Postretirement Benefits Other
     Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.

(3)  After deducting $219 million of restructuring costs from continuing operations which reduced net earnings by $140 million and after deducting $1 million of restructuring costs from discontinued operations which reduced net earnings by less than $1 million.

(4)  Net earnings for 1992 benefited by $152 million from the cumulative effect of adopting
     SFAS No. 109, Accounting for Income Taxes.

(5)  After deducting $1,448 million of restructuring costs from continuing operations which reduced net earnings by $934 million and after deducting $157 million of restructuring costs from discontinued operations which reduced net earnings by $98 million.

(6)  After deducting $888 million for the litigation judgment including post-judgment interest which reduced net earnings by $564 million.

(7)  After deducting $835 million of restructuring costs from continuing operations which reduced net earnings by $524 million and after deducting $40 million of restructuring costs from discontinued operations which reduced net earnings by $25 million.

(8)  Based on average number of shares outstanding.

(9)  Data for 1993, 1992 and 1991 have been restated to reflect the new basis of two reporting segments.

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (No. 33-48258, No. 33-48955, and No. 33-49285), Form S-4 (No. 33-48891) and Form S-8
(No. 2-77145, No. 33-5803, No. 33-36731, No. 33-38631, No. 33-38632,
No. 33-38633, No. 33-38634, No. 33-35214, and No. 33-56499) of Eastman Kodak
Company of our report dated January 31, 1994, except for the Discontinued Operations and Subsequent Events notes, which are as of December 5, 1994, appearing on page 21 of this Current Report on Form 8-K.



PRICE WATERHOUSE LLP
New York, New York
December 5, 1994

                                                                      Schedule I

                   Eastman Kodak Company and Subsidiary Companies

                   Marketable Securities as of December 31, 1993

                                   (in millions)
                                                                             Amount Shown in
                                         Principal                             Statement of
Name of Issuer or Title of Issue          Amount       Cost       Market    Financial Position
U. S. Govt. Securities                     $200        $200        $200            $200
Certificates of deposit                     122         122         122             122
Other securities                              9           9           9               9
                                           ----        ----        ----            ----
    Totals                                 $331        $331        $331            $331
                                           ====        ====        ====            ====


                                                                   Schedule II

                Eastman Kodak Company and Subsidiary Companies

                      Amounts Receivable From Employees

                                (in millions)

                          Balance        1993          1993         Balance
Name of Debtor            1/1/93      Additions     Collections     12/31/93

George M. C. Fisher*       $  -         $8.4           $  -           $8.4

Other employees with loans
 greater than $100,000**    2.1          0.5            0.7            1.9

* Interest rate on Mr. Fisher's loan is 4.86% compounded semi-annually. Twenty percent of the principal and all accrued interest shall be forgiven on each of the first five anniversaries of the date of the loan, provided that Mr. Fisher shall not be entitled to forgiveness on any such anniversary date if he has terminated his employment through voluntary termination, as defined in his employment agreement, on or prior to such anniversary date.

** Amounts each year represent housing loans for approximately ten to fifteen employees located outside the United States, primarily in Japan.

                                                                           Schedule V

                         Eastman Kodak Company and Subsidiary Companies

                                           Properties

                                         (in millions)
                                                            Sales,
                                  Balance at  Additions   Retirements    Balance at
                                  Beginning      at        and Other       End of
                                  of Period     Cost        Changes        Period


Year ended December 31, 1993

  Land                             $   220     $    1       $   12        $   209
  Buildings & Building Equipment     2,608         82           82          2,608
  Machinery & Equipment              8,890        854        1,136          8,608
  Construction in Progress             364       (120)          68            176
                                   -------     ------       ------        -------

      TOTAL                        $12,082     $  817       $1,298        $11,601
                                   =======     ======       ======        =======

Year ended December 31, 1992

  Land                             $   191     $    8       $  (21)       $   220
  Buildings & Building Equipment     2,503         84          (21)         2,608
  Machinery & Equipment              8,600      1,156          866          8,890
  Construction in Progress             464        (12)          88            364
                                   -------     ------       ------        -------

      TOTAL                        $11,758     $1,236       $  912        $12,082
                                   =======     ======       ======        =======

Year ended December 31, 1991

  Land                             $   188     $    5       $    2        $   191
  Buildings & Building Equipment     2,431         78            6          2,503
  Machinery & Equipment              7,760      1,270          430          8,600
  Construction in Progress             717       (151)         102            464
                                   -------     ------       ------        -------

      TOTAL                        $11,096     $1,202       $  540        $11,758
                                   =======     ======       ======        =======

                                                                            Schedule VI

                         Eastman Kodak Company and Subsidiary Companies

                             Accumulated Depreciation of Properties

                                         (in millions)

                                                            Sales,
                                  Balance at  Additions   Retirements  Balance at
                                  Beginning    Charged     and Other     End of
                                  of Period  to Earnings    Changes      Period


Year ended December 31, 1993

  Buildings & Building Equipment    $1,441      $104         $ 50        $1,495
  Machinery & Equipment              5,121       713          755         5,079
                                    ------      ----         ----        ------

         TOTAL                      $6,562      $817         $805        $6,574
                                    ======      ====         ====        ======

Year ended December 31, 1992

  Buildings & Building Equipment    $1,359      $105         $ 23        $1,441
  Machinery & Equipment              4,884       831          594         5,121
                                    ------      ----         ----        ------

         TOTAL                      $6,243      $936         $617        $6,562
                                    ======      ====         ====        ======

Year ended December 31, 1991

  Buildings & Building Equipment    $1,279      $100         $ 20        $1,359
  Machinery & Equipment              4,479       774          369         4,884
                                    ------      ----         ----        ------

         TOTAL                      $5,758      $874         $389        $6,243
                                    ======      ====         ====        ======

                                                                           Schedule VIII

                             Eastman Kodak Company and Subsidiary Companies

                                   Valuation and Qualifying Accounts

                                             (in millions)

                                    Balance at  Additions   Deductions    Balance
                                    Beginning   Charged to   Amounts     at End of
                                    of Period    Earnings   Written Off   Period

Year ended December 31, 1993
  Deducted in the Statement of
    Financial Position:
    From Current Receivables
        Reserve for doubtful accounts  $ 89         $49         $56         $ 82
        Reserve for loss on returns
          and allowances                  9           1           -           10
                                       ----         ---         ---         ----
        TOTAL                          $ 98         $50         $56         $ 92
                                       ====         ===         ===         ====
    From Long-Term Receivables and
    Other Noncurrent Assets;
      Reserve for doubtful accounts    $ 24         $ 6         $10         $ 20
                                       ====         ===         ===         ====

Year ended December 31, 1992
  Deducted in the Statement of
    Financial Position:
    From Current Receivables
        Reserve for doubtful accounts  $104         $52         $67         $ 89
        Reserve for loss on returns
          and allowances                 10           1           2            9
                                       ----         ---         ---         ----
        TOTAL                          $114         $53         $69         $ 98
                                       ====         ===         ===         ====
    From Long-Term Receivables and
    Other Noncurrent Assets;
      Reserve for doubtful accounts    $ 21         $ 9         $ 6         $ 24
                                       ====         ===         ===         ====

Year ended December 31, 1991
  Deducted in the Statement of
    Financial Position:
    From Current Receivables
        Reserve for doubtful accounts  $ 98         $77         $71         $104
        Reserve for loss on returns
          and allowances                  7           -          (3)          10
                                       ----         ---         ---         ----
        TOTAL                          $105         $77         $68         $114
                                       ====         ===         ===         ====
    From Long-Term Receivables and
    Other Noncurrent Assets;
      Reserve for doubtful accounts    $ 20         $ 5         $ 4         $ 21
                                       ====         ===         ===         ====

                                                                         Schedule IX


                        Eastman Kodak Company and Subsidiary Companies

                                    Short-Term Borrowings

                                        (in millions)


                                                                                      Weighted
                                                           Maximum       Average      Average
                                              Weighted     Amount        Amount       Interest
                                 Balance at   Average    Outstanding   Outstanding      Rate
                                   End of     Interest   During the    During the    During the
   Category of Borrowing            Year        Rate        Year          Year         Year (3)
Year Ended December 31, 1993:
  Bank Loans of Subsidiaries
    Outside the U.S.(1)            $  261       4.8%        $  866        $  649        10.6%
  Commercial Paper (2)                  -         -          1,544           998         3.5

Year Ended December 31, 1992:
  Bank Loans of Subsidiaries
    Outside the U.S.(1)             1,087       8.5          1,091           860        10.8
  Commercial Paper (2)                596       3.9          2,506         1,795         4.2

Year Ended December 31, 1991:
  Bank Loans of Subsidiaries
    Outside the U.S.(1)               527       9.6            527           450        12.8
  Commercial Paper (2)              1,829       5.1          3,287         2,523         6.4


(1)  The average amount outstanding during the year was calculated by averaging the quarterly balances.

(2)  The average amount outstanding during the year was calculated by averaging the monthly balances.

(3)  The weighted average interest rate during the year was calculated by dividing short-term interest expense for the year by the average amount outstanding during the year.

                                                                         Schedule X

                   Eastman Kodak Company and Subsidiary Companies

            Supplementary Consolidated Statement of Earnings Information


                                   (in millions)
                                                        Charged to Earnings
                                                    1993        1992        1991
Maintenance and repairs                             $421        $463        $442

Advertising and sales promotion                      646         725         604

                 Eastman Kodak Company and Subsidiary Companies
                                                                   Exhibit (11)
                    Computation of Earnings Per Common Share
                                                   1993       1992       1991
                                                      (in millions, except
                                                       per share data)
PRIMARY:
Earnings (loss) from continuing operations
 before income taxes                            $ 1,077     $1,379      $(151)

Provision (benefit) for income taxes from
 continuing operations                              433        534       (163)
                                                -------     ------      -----
Earnings from continuing operations
 before extraordinary item and cumulative
  effect of changes in accounting principle         644        845         12

Earnings from discontinued operations before
 cumulative effect of changes in accounting
  principle                                          23        149          5
                                                -------     ------      -----
Earnings before extraordinary item and
 cumulative effect of changes in accounting
  principle                                         667        994         17

Extraordinary item                                  (14)         -          -
                                                -------     ------      -----
Earnings before cumulative effect of changes
 in accounting principle                            653        994         17
                                                -------     ------      -----
Cumulative effect of changes in accounting
 principle from continuing operations            (1,649)       100          -

Cumulative effect of changes in accounting
 principle from discontinued operations            (519)        52          -
                                                -------     ------      -----
Total cumulative effect of changes in
 accounting principle                            (2,168)       152          -
                                                -------     ------      -----
       NET EARNINGS (LOSS)                      $(1,515)    $1,146      $  17
                                                =======     ======      =====
Average number of common shares
 outstanding                                      328.3      325.1      324.7
                                                  -----      -----      -----
Primary earnings per share from
 continuing operations before extraordinary
  item and cumulative effect of changes
   in accounting principle                       $ 1.95      $2.60      $ .04

Primary earnings per share from discontinued
 operations before cumulative effect of changes
  in accounting principle                           .07        .46        .01
                                                 ------      -----      -----
Primary earnings per share before extraordinary
 item and cumulative effect of changes in
  accounting principle                             2.02       3.06        .05

Extraordinary item                                 (.04)         -          -
                                                 ------      -----      -----
Primary earnings per share before cumulative
 effect of changes in accounting principle         1.98       3.06        .05
                                                 ------      -----      -----
Cumulative effect of changes in accounting
  principle from continuing operations            (5.02)       .31          -

Cumulative effect of changes in accounting
 principle from discontinued operations           (1.58)       .16          -
                                                 ------      -----      -----
Total cumulative effect of changes in
 accounting principle                             (6.60)       .47          -
                                                 ------      -----      -----
Primary earnings (loss) per share                $(4.62)     $3.53      $ .05
                                                 ======      =====      =====

Eastman Kodak Company and Subsidiary Companies
COMPUTATION OF EARNINGS PER COMMON SHARE (continued)
                                                   1993       1992       1991
                                                      (in millions, except
                                                       per share data)
FULLY DILUTED:
Earnings from continuing
 operations before extraordinary item
  and cumulative effect of changes in
   accounting principle                         $   644     $  845      $  12

Add after-tax interest expense
 applicable to:
   6 3/8% convertible debentures (1)                  -         12          -
   Zero coupon convertible debentures (1)             -         42          -
                                                -------     ------      -----
Adjusted earnings from
 continuing operations before extraordinary
  item and cumulative effect of changes in
   accounting principle                             644        899         12

Earnings from discontinued operations
 before cumulative effect of changes
  in accounting principle                            23        149          5
                                                -------     ------      -----

Adjusted earnings before extraordinary
 item and cumulative effect of changes
  in accounting principle                           667      1,048         17

Extraordinary item                                  (14)         -          -
                                                -------     ------      -----

Adjusted earnings before cumulative
 effect of changes in accounting principle          653      1,048         17
                                                -------     ------      -----

Cumulative effect of changes in
 accounting principle from
  continuing operations                          (1,649)       100          -

Cumulative effect of changes in
 accounting principle from
  discontinued operations                          (519)        52          -
                                                -------     ------      -----

Total cumulative effect of changes
 in accounting principle                         (2,168)       152          -
                                                -------     ------      -----

Adjusted Net Earnings (Loss)                    $(1,515)    $1,200      $  17
                                                =======     ======      =====

Average number of common shares outstanding       328.3      325.1      324.7
Add-incremental shares under option                 2.9         .5        1.7
Add-incremental shares applicable to:
  6 3/8% convertible debentures (1)                   -        5.9          -
  Zero coupon convertible debentures (1)              -       20.7          -
                                                  -----      -----      -----
Adj'd avg. number of shares outstanding           331.2      352.2      326.4
                                                  -----      -----      -----

Eastman Kodak Company and Subsidiary Companies
COMPUTATION OF EARNINGS PER COMMON SHARE (continued)
                                                   1993       1992       1991
                                                      (in millions, except
                                                       per share data)
Fully diluted earnings per share from
 continuing operations before extraordinary
  item and cumulative effect of changes in
   accounting principle                          $ 1.95      $2.56      $ .04

Fully diluted earnings per share from
 discontinued operations before cumulative
  effect of changes in accounting principle         .07        .42        .01
                                                 ------      -----      -----
Fully diluted earnings per share before
 extraordinary item and cumulative effect
  of changes in accounting principle               2.02       2.98        .05

Extraordinary item                                 (.04)         -          -
                                                 ------      -----      -----
Fully diluted earnings per share
 before cumulative effect of changes in
  accounting principle                             1.98       2.98        .05
                                                 ------      -----      -----

Cumulative effect of changes in accounting
 principle from continuing operations             (5.03)       .28          -

Cumulative effect of changes in accounting
 principle from discontinued operations           (1.57)       .15          -
                                                 ------      -----      -----
Total cumulative effect of changes in
 accounting principle                             (6.60)       .43          -
                                                 ------      -----      -----

Fully diluted earnings (loss) per share          $(4.62)     $3.41      $ .05
                                                 ======      =====      =====

(1) 6 3/8% convertible debentures and zero coupon convertible debentures were anti-dilutive in 1993 and 1991.

                                                               Exhibit (12)

                         Eastman Kodak Company and Subsidiary Companies
                       Computation of Ratio of Earnings to Fixed Charges


                                (in millions, except for ratios)
                                     Year Ended in December



                            1993         1992         1991         1990         1989
Earnings (loss) from
 continuing operations
  before provision for
   income taxes           $1,077       $1,379       $ (151)      $  879       $  509
Add:
  Interest expense           753          825          848          859          935
  Interest component of
   rental expense (1)         80           76           80           71           50
  Amortization of
    capitalized interest      40           37           38           29           19
                          ------       ------       ------       ------       ------

    Earnings as adjusted  $1,950       $2,317       $  815       $1,838       $1,513
                          ======       ======       ======       ======       ======
Fixed charges
  Interest expense        $  753       $  825       $  848       $  859       $  935
  Interest component of
   rental expense (1)         80           76           80           71           50
  Capitalized interest        87           95          112          113           68
                          ------       ------       ------       ------       ------
    Total fixed charges   $  920       $  996       $1,040       $1,043       $1,053
                          ======       ======       ======       ======       ======
Ratio of earnings to
  fixed charges             2.1x (2)     2.3x (3)        - (4)     1.8x (5)     1.4x (6)

(1)Interest component of rental expense is estimated to equal 1/3 of such expense.

(2)The ratio is 2.6x before deducting restructuring costs of $495 million.

(3)The ratio is 2.5x before deducting restructuring costs of $219 million.

(4)Earnings are insufficient to cover fixed charges by $225 million due to the restructuring costs of $1,448 million.  The ratio is 2.2x before deducting the restructuring costs.

(5)The ratio is 2.6x before deducting litigation judgment of $888 million.

(6)The ratio is 2.2x before deducting restructuring costs of $835 million.

                                                               Exhibit (22)
Subsidiaries of Eastman Kodak Company

                                                     Organized
Companies Consolidated                             Under Laws of

Eastman Kodak Company                               New Jersey
  Eastman Kodak International
    Finance B.V.                                    Netherlands
  Eastman Kodak International
    Sales Corporation                               Barbados
  Eastman Technology, Inc.                          New York
  Torrey Pines Realty Company, Inc.                 Delaware
  Datatape Incorporated                             Delaware
  The Image Bank, Inc.                              New York
  Northfield Pharmaceuticals Limited                Delaware
  Kodak Health Imaging Systems, Inc.                Delaware
  Jamieson Film Company                             Delaware
  Eastman Gelatine Corporation                      Massachusetts
  Eastman Canada, Inc.                              Canada
    Kodak Canada, Inc.                              Canada
    Kodak (Export Sales) Ltd.                       Hong Kong
  Kodak Argentina, Ltd.                             New York
  Kodak Brasileira C.I.L.                           Brazil
  Kodak Chilena S.A.F.                              Chile
  Kodak Colombiana, Ltd.                            New York
  Kodak Panama, Ltd.                                New York
  Foto Interamericana de Peru, Ltd.                 New York
  Kodak Caribbean, Limited                          New York
  Kodak Uruguaya, Ltd.                              New York
  Kodak Venezuela, S.A.                             Venezuela
  Kodak (Near East), Inc.                           New York
  Kodak (Singapore) Pte. Limited                    Singapore
  Kodak Philippines, Ltd.                           New York
  Kodak Limited                                     England
  Kodak Ireland Limited                             Ireland
  Kodak-Pathe                                       France
  Kodak A.G.                                        Germany
  International Biotechnologies Inc.                Delaware
  Kodak Korea Ltd.                                  South Korea
  Kodak Far East Purchasing, Inc.                   New York
  Kodak New Zealand Limited                         New Zealand
  Kodak (Australasia) Proprietary Limited           Australia
  Kodak (Kenya) Limited                             Kenya
  Kodak (Egypt) S.A.                                Egypt
  Kodak (Malaysia) S.B.                             Malaysia
  Kodak Taiwan Limited                              Taiwan
  Eastman Kodak International Capital
    Company, Inc.                                   Delaware
    Industria Fotografica Interamericana,
     S.A. de C.V.                                   Mexico
    N.V. Kodak S.A.                                 Belgium
    Kodak a.s.                                      Denmark
    Kodak Norge A/S                                 Norway
    Kodak SA                                        Switzerland
    Kodak (Far East) Limited                        Hong Kong
    Kodak (Thailand) Limited                        Thailand
    Eastman Kodak De Mexico, S.A. de C.V.           Mexico
      Kodak Mexicana S.A. de C.V.                   Mexico
      Industria Mexicana de Foto Copiadoras,
       S.A. de C.V.                                 Mexico
  Kodak G.m.b.H.                                    Austria
  Kodak G.m.b.H.                                    Germany
  Kodak Oy                                          Finland
  Kodak Nederland B.V.                              Netherlands

                                                             Exhibit (22)
                                                             (Continued)
                                                  Organized
Companies Consolidated                           Under Laws of

  Kodak S.p.A.                                     Italy
  Kodak Portuguesa Limited                         New York
  Kodak S.A.                                       Spain
  Kodak AB                                         Sweden
  Eastman Kodak (Japan) Ltd.                       Japan
  K.K. Kodak Information Systems                   Japan
  Kodak Japan Ltd.                                 Japan
  Kodak Imagica K.K.                               Japan
  Kodak Japan Industries Ltd.                      Japan


Note: Subsidiary Company names are indented under the name of the parent company.

KODAK COMPLETES DIVESTITURE OF
TWO MORE NON-IMAGING BUSINESSES

Clinical Diagnostics Div. Sold to Johnson & Johnson;
L&F Products 'DIY' Businesses to Forstmann Little

Rochester, N.Y., Dec. 1 - Eastman Kodak Company today announced the completion of two more transactions in its divestiture program; the sale of its Clinical Diagnostics Division to Johnson & Johnson, and the sale of the "do-it-yourself" businesses of its L&F Products subsidiary to Forstmann Little.

The closing date for each transaction was Nov. 30.

Johnson & Johnson purchased the worldwide assets of Kodak's Clinical Diagnostics business for $1.008 billion in cash. Forstmann Little, a New York City-based investment partnership, paid $700 million to obtain L&F Products' "DIY" businesses.

L&F Products household products business, which Kodak has agreed to sell to Reckitt & Colman, is the only large transaction pending completion in Kodak's divestiture program.

Separately, Kodak will sell its pharmaceutical research and development center, located near Philadelphia, Pa., and its NanoSystems unit. NanoSystems is a technology development unit established to commercialize pharmaceutical products based on Kodak's patented small particle technology.

                Eastman Kodak Company and Subsidiary Companies
                              Index to Exhibits

                                                                    Page No.

10(A).  Amendment No. 1 to Asset Purchase Agreement Among Eastman
         Kodak Company, L&F Products Inc., Sterling Winthrop Inc.
          and MTF Aquisition Corp. dated as of November 30, 1994     65-73

10(B).  Amendment to the Asset Purchase Agreement by and between
         Eastman Kodak Company and Johnson & Johnson dated as of
          November 30, 1994.                                         74-84

                                              EXHIBIT 10(A)

                                              Execution Copy




         Amendment No. 1 to Asset Purchase Agreement



AMENDMENT NO.1 (this "Amendment"), dated as of November 30,
1994, to the Asset Purchase Agreement (the "Agreement"), dated as of October 13, 1994, among EASTMAN KODAK COMPANY, a
New Jersey corporation, L&F PRODUCTS INC., a Delaware corporation, STERLING WINTHROP INC., a Delaware corporation, and MTF
ACQUISITION CORP., a Delaware corporation.

                    W I T N E S S E T H:

          WHEREAS, the parties hereto desire to amend the Agreement; and

          WHEREAS, Section 9.2 of the Agreement permits amendments to the Agreement by written instrument signed by Purchaser, Seller and Kodak;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                          ARTICLE I
                 Amendments to the Agreement

          1.1 Cash. (a) The parties acknowledge and agree that the Transferred Assets to be conveyed to Purchaser at the Closing shall not include any cash on hand at the Closing related to the Business in the United Kingdom or Canada.

          (b) Prior to or simultaneously with the Closing, Seller shall cause L&F Canada Company to deposit U.S.$300,000 to account no 02-06113 (Transit 9042) at Canadian Imperial Bank of Canada in favor of Thompson Minwax (Canada) Ltd. Within six days following the Closing Date, Purchaser shall repay, or cause Thompson Minwax (Canada) Ltd. to repay, such amount to Seller, without interest.

          (c) The cash amount referred to in paragraph (b) above shall not be reflected as an asset on the Closing
Balance Sheet.

          1.2  Closing Balance Sheet.  (a) Receivables and
Inventories Related to the Business in Australia and Puerto
Rico shall not be included as assets on the Closing Balance
Sheet, notwithstanding that such assets are included in the Transferred Assets.

          (b)  Any liabilities to employees assumed by
Purchaser under the Canadian SERP or Peter Black's US SERP
(each as defined herein) shall not be reflected as liabilities on the Closing Sheet.

          1.3  Conduct of Certain Litigation.   Notwith-
standing the provisions of Section 7.4 of the Agreement, the parties hereto agree that Purchaser and Kodak shall share the power to direct and control the defense of the litigation referred to in Schedule 7.3 to the Agreement, and neither Purchaser nor Kodak shall settle such litigation without the consent of Kodak or Purchaser, respectively (which consent shall not be unreasonably withheld or delayed).

          1.4 Certain Employee Matters. (a) Schedule 1.1(a) to the Agreement, listing as of the date of the Agreement all employees of the Seller or any Affiliate who were dedicated to the Business, is amended by adding thereto the names appearing on Annex A-1 hereto under "Additions" and deleting therefrom the names appearing on Annex A-1 hereto under "Deletions".

          (b)  Without limiting the provisions of the
Agreement with respect to the assumption by Purchaser of liabilities relating to Employees generally, with respect to the Employees named on Annex A-1 hereto, Purchaser shall assume all liabilities relating to such Employees under the excess pension benefit plan maintained for certain employees of L&F Canada Company (the "Canadian SERP") and all liabilities to Peter Black under the L&F Products Inc. Supplemental Executive
Retirement Plan (the "U.S. SERP"). For the avoidance of doubt, Purchaser shall not assume any liabilities to such Employees under deferred compensation plans. In addition, Purchaser shall not assume any United Kingdom pension promise with respect to Peter Black.

          (c) Seller agrees to permit Purchaser to include from the Closing Date under the Agreement until the December 31, 1994 all Employees (including Employees named on Annex A-1 hereto) employed by Thompson Minwax (Canada)
Ltd. under the welfare plans maintained for employees of L&F Canada Company generally. During such period, Seller shall not cancel or modify such plans without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, provided, however, that nothing in this sentence shall prevent the purchaser of Seller's Other Business pursuant to the Asset Purchase
Agreement dated as of September 26, 1994 among Kodak,
Seller, Sterling and Reckitt & Colman plc (the "R&C Agreement") from making such modifications to such plans as may be permitted under the terms of the R&C Agreement. Purchaser shall promptly reimburse Seller, upon receipt of an invoice therefor, for all out-of-pocket costs (including administrative costs) with respect to such welfare plans resulting from the inclusion of such Employees in such welfare plans during such period.

          1.5  License of Certain Intellectual Property.
The Agreement is hereby amended to add new Section 5.17 as follows:

          "Section 5.17  License-Back of Certain
     Intellectual Property. (a) Purchaser hereby grants to Kodak and its Affiliates a perpetual, irrevocable, (except in the case of a breach of paragraph (c) below, as provided in paragraph (e) below), worldwide, royalty-free, nonexclusive license under the aqueous dispersion technology patent applications listed in
     Schedule 5.17 and any patents granted or issued on such applications (including, without limitation, divisions, continuations, continuations-in-part, reissues, extensions, and renewal applications, the "Licensed Technology") to make, have made, use, sell and/or otherwise dispose of any Imaging Products as hereinafter defined. "Imaging Products" means all products used in, and services provided with respect to, the Imaging Field as hereinafter defined, including, without limitation, materials, processes, equipment and processes for manufacturing, using or servicing the same. Materials in Imaging Products include, among others, energy sensitive media (e.g., silver and non-silver films, papers, discs, tapes, drums, belts and plates), image-receiving media (e.g., transparencies, coated films, and coated papers), chemicals used to formulate, process, develop or finish such media (e.g., dyes, polymers, developers, toners, and inks), and circuit boards, semiconductors, and electronic components used in image-forming processes and equipment (e.g., sensors, emitters and solid state devices). "Imaging Field" means the capture, storage, retrieval, manipulation, communication, display or processing of an image or other information pattern in digital or analog form.

          (b)  Purchaser makes no representation or
     warranty, express or implied, with respect to the Licensed Technology, including those of merchantability or fitness for any particular purpose.

          (c) This license shall be not be assignable by Kodak without the written approval of Purchaser, except that Kodak may, without such approval, assign such license upon the sale of all or substantially all of the assets or business pertaining to any product or product line to which the license relates provided that the assignee agrees in writing to be bound by the provisions of this Section 5.17 and of Section 7.3(a)(vii).

          (d) Purchaser shall have no obligations to Kodak with respect to the filing, prosecution, or maintenance of any of the Licensed Technology, and Purchaser, at its sole discretion, may freely discontinue any such filing, prosecution or maintenance."

          (e) The Purchaser may terminate this license for breach of paragraph (c) above upon written notice, unless within a period of sixty (60) days after such notice, the party in breach remedies the breach.

          1.6  Certain Covenants and Agreements Relating to
Owned Real Property. The Agreement is hereby amended to add new Section 5.18 as follows:

          "Section 5.18. Certain Covenants and Agreements Relating to Owned Real Property. (a) The parties hereto agree that, notwithstanding the scope of any promise, covenant or warranty contained in a deed delivered at Closing pursuant to Section 2.9(c), no breach or alleged breach of any such promise, covenant or warranty shall give rise to any liability on the part of the Seller or Kodak except to the extent that the breach of such promise, covenant or warranty would also constitute a breach of a representation or warranty made by Seller and Kodak in Article III of the Agreement and/or a breach of Article V of the Agreement. Purchaser agrees that any claim in respect of such a breach or alleged breach shall be brought as a claim for indemnification in accordance with the provisions of Article VII of the Agreement, and not under such deeds.

          (b)  In the event that Purchaser proposes to
     transfer, mortgage, pledge or otherwise hypothecate any of its interest in any of the Owned Real Property (any such transaction, a "Transfer"), Purchaser shall deliver written notice to any such transferee (including, without limitation, any mortgagee or title insurance company issuing title insurance in connection with any such transfer) of the provisions of this
     Section 5.18 prior to any such Transfer.

          1.7  Indemnification.  Section 7.3(a) of the
Agreement is hereby amended by adding thereto a new clause
(vii) as follows:

          "(vii) the use by Kodak of the license granted to it pursuant to Section 5.17."

          1.8 Amendments to Schedules. The Schedules to the Agreement are hereby amended as follows:

          (a) Part I of Schedule 3.13(a), listing Patents and Patent Applications, is deleted in its entirety and replaced by Annex A-2 attached hereto.

          (b)  Part III of Schedule 3.13(a), listing
Trademark Registrations and Trademark Applications, is deleted in its entirety and replaced by Annex A-3 attached hereto.
          (c) (i) Numbered page 11 of Schedule 3.15(i) is hereby deleted in its entirety and replaced by Annex A-4 hereto.

          (ii)  The following agreements are added to
     Schedule 3.15(i):

          (A)  Employment agreements with Patrick Draper and
     Peter Black.

          (B)  Shared Services Agreement between Sanofi
     Winthrop Ltd. and L&F Products (U.K.) Limited.

          (d)  A new Schedule 5.11 is added to the
Agreement, as set forth in Annex A-5 hereto.

          (e)  A new Schedule 5.17 is added to the
Agreement, as set forth in Annex A-6 hereto.


                         ARTICLE II
                        Miscellaneous

          2.1 Definitions. Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Agreement.

          2.2  Entire Agreement; Restatement.  The
Agreement, as amended by this Amendment, is hereinafter referred to as the "Agreement", and the parties hereto hereby agree that the Agreement may be restated to reflect the amendments provided for in this Amendment.

          2.3  Representation of Kodak.  Kodak hereby
represents and warrants to Purchaser that no Affiliate of Kodak (other than Seller, L&F Canada Company and L&F Products Holdings) owns, uses or holds for use any Transferred Asset.

          2.4  Governing Law.  THIS AMENDMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF
THE STATE OF NEW YORK.

          2.5 Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed as of the date first written above.

                                   EASTMAN KODAK COMPANY


                                   By:
                                      Name:
                                      Title:

                                   L&F PRODUCTS INC.


                                   By:
                                      Name:
                                      Title:

                                   THOMPSON MINWAX COMPANY,
                                   formerly known as MTF
                                   ACQUISITION CORP.


                                   By:
                                      Name:
                                      Title:

                                                   Annex A-1

                   Additions and Deletions


Additions                     Deletions

 Canada                        U.S.

  1. Patrick Draper             1. D. Cudney
  2. Lesley Gouldie             2. B. Zigmond
  3. Maria Evola                3. G. Thomasian
  4. Sharon Dafoe
  5. Wendy Dicks
  6. Ray Martin
  7. Kathy Ward
  8. Laurette Ayres            Canada
  9. Russell Hyde
 10. John Ingham                 1. R. Plawiuk

 U.S.

  1. Peter Black
  2. Lance Hemsarth
  3. J. Bargman
  4. I. Bohorquez
  5. S. Caporrino
  6. K. Kroll

                                                   Annex A-5
                        Schedule 5.11
                    Certain Applications


Customer Order Management System - COM

Accounts Receivable System - A/R

Credit Reporting System

State Tax System

Statistical Analysis of Credit Memos and Customer Deduction
System

General Ledger Interface System

Sales and Marketing Database System

Sales and Marketing Database System - SMART

Field Sales Information Management System - S.I.M.S.

Manufacturing Planning and Inventory Control System - Midas

Business Tracker

Toxicity

Estimate Management Reporting System

Retail Audit System (RIMS)

                                                   Annex A-6
                        Schedule 5.17

      Aqueous Dispersion Technology Patent Applications

       Country       Patent Application      Filing Date

      Australia          94/0061866            5/4/94
       Canada            0002121208            4/13/94
      European           94106852.0            5/2/94
        Japan            94/0093441            5/2/94
       Mexico            94/0003303            5/4/94
   *United States        9400191240            2/3/94

*Now U.S. Patent No. 5,338,345 issued August 16, 1994

                                              EXHIBIT 10(B)



                        AMENDMENT TO
                  ASSET PURCHASE AGREEMENT



          AMENDMENT, dated November 30, 1994, to the Asset Purchase Agreement, dated as of September 2, 1994 (the "Agreement"), by and between Eastman Kodak Company, a corporation organized under the laws of New Jersey
("Seller"), and Johnson & Johnson, a corporation organized under the laws of New Jersey ("Buyer"). All terms used but not defined herein have the meanings set forth in the Agreement.
          WHEREAS, Seller and Buyer wish to amend the Agreement to provide, among other things, for the inclusion of certain inter-company assets and liabilities previously excluded from the sale, for Buyer to make certain previously prohibited tax elections with respect to the Transferred Subsidiaries, for certain distribution arrangements between Seller and Buyer or their respective Affiliates during an interim transition period and to clarify certain covenants regarding intellectual property, all as more fully set forth herein;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Schedule 1.1(a) of the Agreement shall be amended to (a) replace the list of patents therein with the list attached as part of Exhibit A hereto (it being understood that such list shall deviate from the list attached to the Agreement on September 2, 1994 only in the following respects: (i) the addition of any patent applications that have been filed in the interim period,
(ii) the addition of any patents that have issued in the interim period with respect to any patent applications previously listed, and (iii) the deletion of any patents that have expired in the interim period), (b) replace the list of software therein with the list of software attached as part of Exhibit A hereto, (c) replace the list of registered service marks, trademarks and trade names therein with the list of registered service marks, trademarks and trade names attached as part of Exhibit A hereto, and
(d) add the following licenses: Hybritech, dated July 1, 1994, Zeneca Ltd., dated August 4, 1994, Immunicon
Corporation, dated as of June 15, 1994 and Trustees of the University of Pennsylvania, dated as of August 1, 1989.
          2.  The definition of "Ancillary Agreements" in
Section 1.1 of the Agreement shall be amended by adding ", the Distribution Agreements, Export Agreements" after the phrase "Biolyzer Supply Agreement".
          3.  The definition of "Closing Date" in

Section 1.1 of the Agreement shall be amended by adding at the end thereof, immediately prior to the period, the following:
     "except that it means: in the first sentence of
     Section 5.5(f) hereof with respect to payroll only, 12:01 a.m. on December 26, 1994; in Section
     5.5(c)(ii) hereof, 12:01 a.m. on December 31, 1994
     (except for the first sentence thereof, except for the second reference in the second paragraph thereof and except for the fifth paragraph thereof); in the first sentence of Section
     5.5(c)(i) hereof, in the first sentence of 5.5(c)(ii) hereof, in Section 5.5(d) hereof
     (except for the second sentence thereof) and
     Section 5.5(f) hereof (other than with respect to payroll), 12:01 a.m. on January 1, 1995."

          4.  The definition of "Current Assets" in
Section 1.1 of the Agreement shall be amended in its entirety to read as follows:
          ""Current Assets" means (a) for purposes of the Preliminary Working Capital Statement, the
     Final Working Capital Statement and the Final
     Working Capital Amount, all current assets Related to the Business, except to the extent included in Excluded Assets and except for the loans receivable of Kodak S.p.A. from Kodak Diagnostici
     S.p.A., and (b) for purposes of the June 30
     Working Capital Statement and the June 30 Working
     Capital Amount, all current assets Related to the Business except to the extent included in Excluded
     Assets (provided that accounts receivable booked and incurred by Seller, any of the Transferred
     Subsidiaries or Kodak Germany-Sub for a sale within the Business shall be Excluded Assets for purposes of this clause (b)) except for cash and cash equivalents and except for the loans receivable of Kodak S.p.A. from Kodak Diagnostici
     S.p.A.."

          5.  The definition of "Current Liabilities" in
Section 1.1 of the Agreement shall be amended in its entirety to read as follows:
          ""Current Liabilities" means (a) for purposes of the Preliminary Working Capital Statement, the
     Final Working Capital Statement and the Final
     Working Capital Amount, all current liabilities
     Related to the Business, except to the extent included in Excluded Liabilities and except for the loan payable by Kodak Diagnostici S.p.A. to Kodak S.p.A., and (b) for purposes of the June 30
     Working Capital Statement and the June 30 Working
     Capital Amount, all current liabilities Related to the Business, except to the extent included in Excluded Liabilities (provided that accounts payable booked and incurred by Seller, any of the Transferred Subsidiaries or Kodak Germany-Sub for a sale within the Business shall be Excluded
     Liabilities for purposes of this clause (b)) and except for any loans payable by Kodak Diagnostici
     S.p.A. to Kodak S.p.A."

          Subsection (a) of the "Excluded Assets" definition in Section 1.1 of the Agreement shall be amended to add at the end thereof, immediately prior to the semicolon thereof, the following:
     ", other than the loans receivable of Kodak S.p.A.
     from Kodak Diagnostici S.p.A.."

          6.  Subsection (i) of the "Excluded Assets"
definition in Section 1.1 of the Agreement shall be amended to add the following prior to the semicolon therein:
          ", other than accounts receivable booked and incurred by Seller, any of the Transferred
     Subsidiaries or Kodak Germany-Sub for a sale within the Business and other than inter-company accounts receivable booked and incurred by the Business after October 31, 1994;"

          7.  The definition of "Excluded Assets" in Section
1.1 shall be amended by deleting the word "and" following clause (j) thereof, replacing the period following subsection (k) thereof with the word "and" and adding the following subsection thereafter:
          "(l)  all Inventory (including customer
     equipment service spare parts) held, and all third party accounts receivable existing, at Closing at the Subsidiaries operating in the countries listed on Exhibit B hereto, all Inventory held at CDC/A Singapore and all customer equipment service spare parts held by Kodak A.G. at the warehouse located in Stuttgart, Germany;"

          8. Subsection (e) of the "Excluded Liabilities" definition in Section 1.1 of the Agreement shall be amended in its entirety to read as follows:
          "(e) all inter-company liabilities of Seller and the Subsidiaries, other than accounts payable booked and incurred by Seller, any of the Transferred Subsidiaries or Kodak Germany-Sub for a sale within the Business, other than inter-company accounts payable booked and incurred by the Business after October 31, 1994 and other than any loans payable by Kodak Diagnostici S.p.A. to Kodak S.p.A.; and"

          9. Subsection (f) of the "Excluded Liabilities" definition in Section 1.1 of the Agreement shall be amended to add at the beginning thereof, immediately after the phrase "(f)", the following:

     "all liabilities and obligations under any Contract
     (other than The National Research Development
     Corporation licenses) set forth on Schedule 4.8 hereto as to which consent is required and has not been obtained as of the Closing until such time as such consent is obtained and"

          10. Section 1.1 of the Agreement shall be amended to insert the following definition after the definition of "Intellectual Property" therein:
          ""inter-company" or "intercompany" means financial transactions between or among Seller and any Subsidiaries or between or among any Subsidiaries, but not within the Business."

          11.  The definition of "Kodak Park Leased Real
Property" in Section 1.1 of the Agreement shall be amended by adding "Building 204," after "Building 83," in the third line thereof.
          12.  The definition of "Post-Closing CESD
Employee" in Section 1.1 of the Agreement shall be amended in its entirety to read as follows:
          ""Post-Closing CESD Employee" means any
     person designated by Buyer who is employed by the Customer Equipment Services Division of Seller, spends 50% or more of his time on matters relating to the Business as of the Closing and accepts employment with Buyer after the Closing."

          13. Section 1.1 of the Agreement shall be amended to insert the following definition after the definition of "WARN" therein:
          ""within the Business" means financial
     transactions (i) between or among the Business in the United States and any Transferred Subsidiary and/or Kodak Germany-Sub or (ii) between or among any of the Transferred Subsidiaries or (iii) between or among any of the Transferred Subsidiaries and Kodak Germany-Sub."

          14. Section 2.4(a) of the Agreement shall be amended by inserting the following at the end thereof, immediately prior to the period thereof:
     "; it being understood that all accounts payable within the Business will equal all accounts receivable within the Business."

          15. Section 2.7(a) of the Agreement shall be amended by inserting at the end thereof, immediately prior to the semicolon, the following:
     ", it being understood that notwithstanding anything to the contrary contained in this Agreement, no Acquired Assets used by any Post-
     Closing CESD Employees constituting basic tool kits, special clinical tools, personal laptop computers and vehicles shall be transferred to

     Buyer until the Employee using such Acquired
     Assets becomes an employee of Buyer."

          16. Section 5.4(h) of the Agreement shall be amended in its entirety to read as follows:
     "(h) Section 338 Election. The Buyer may make an election pursuant to Section 338 of the Code with respect to the transfer by Seller (or any Subsidiary) of any Transferred Subsidiary."
          17. Section 5.4(k) of the Agreement shall be amended in its entirety to read as follows:
          "(k) Termination of Tax Allocation
     Agreements. Any agreement or arrangement with respect to the allocation or sharing of Taxes, whether or not written, that may have been entered into by Seller or any Subsidiary (other than a Transferred Subsidiary), on the one hand, and any Transferred Subsidiary, on the other hand (other than the agreement between Kodak Limited and Kodak
     Clinical Diagnostics Limited, dated 30th November
     1994, shall be terminated as to Seller or any Subsidiary (other than a Transferred Subsidiary), on the one hand, and any Transferred Subsidiary, on the other hand, as of the Closing Date, and no payments which are owed by Seller or any Subsidiary (including any Transferred Subsidiary) pursuant thereto shall be made thereunder."

          18. Section 5.5(a) of the Agreement shall be amended by deleting the third sentence thereof in its entirety.
          19. Section 5.5(b)(iii) of the Agreement shall be amended to add prior to the word "disability" on the second line thereof the word "short-term" and to add at the end thereof, immediately prior to the semicolon, the following:
     "or if his or her return to work does not occur prior to the expiration of the Employee's coverage under the Kodak Short-Term Disability Plan."

          20. Section 5.5(d) of the Agreement shall be amended to add after the word "employment" on the twelfth line thereof the words "on or".
          21. Section 5.5(e) of the Agreement shall be amended to add at the end of the first sentence thereof immediately prior to the period:
          "; provided, however, that Seller has retained certain responsibilities pursuant to the Employee
     Services Agreement dated as of November 30, 1994, between Seller and Buyer."

          22. Subsection 5.11(a) of the Agreement shall be amended to add "(i)" after the word "that" in the seventh line thereof and to add the following between the word
"Date" and the semicolon in the ninth line thereof:
     "or (ii) Seller owns and has developed for use in the Business as a capital improvement project or a research and development project pursuant to
     Section 5.24 or 5.25 hereof to the extent related to Imaging Products."

          23. Subsection 5.11(b) of the Agreement shall be amended to add "(i)" after the word "and" in the eighth line thereof and to add the following between the word "Date" and the period in the ninth line thereof:
     ", or (ii) developed for use in the Business as a capital improvement project or a research and development project pursuant to Sections 5.24 or
     5.25 hereof to the extent related to Imaging
     Products."

          24. Subsections 5.11(c) and (d) of the Agreement shall be amended to add the following at the end of the first sentence of each such subsection:
     ", other than the technology licensed under the PCR Technology License Agreement, dated as of
     June 3, 1993, by and between Seller and Hoffman-La
     Roche Inc. and the PCR Technology License
     Agreement, dated as of June 3, 1993, by and between Seller and F. Hoffman-La Roche Ltd."

          25.  Section 5.18 of the Agreement shall be
amended in its entirety as follows:
          "5.18  Distribution Agreements.  At the
     Closing, Buyer and/or a Transferred Subsidiary and
     Seller and/or a Subsidiary, shall execute and deliver the distribution agreements attached hereto as Annexes K and L (the "Distribution
     Agreements") and Annexes M and N (the "Export
     Agreements") pursuant to which Seller and certain of the Subsidiaries shall supply to Buyer the distribution services set forth therein in accordance with the terms thereof. In addition, at such time as the Distribution Agreements in Europe terminate, Buyer shall or shall cause any of its Affiliates to purchase all customer equipment service spare parts related to the Business located in the warehouse at Stuttgart, Germany."

          26.  Section 5.20 of the Agreement shall be
amended as follows:
          (a) by adding after the word "agreements" in the third line thereof the phrase "and the master license agreement",
          (b) by replacing the comma in line 12 thereof with the word "and",
          (c) by deleting the phrase "and the warehouse space located at 58 McKee Road, Rochester, New York" in lines 13 through 15 thereof,
          (d)  by amending clause (d) thereof in its
entirety to read as follows:
          "(d) license from Seller the portions of the Shared Real Property which is Related to the Business and which is specified in Annex J-10 attached hereto."

          (e) by deleting the last sentence thereof in its entirety.
          27.  Section 5.24 of the Agreement shall be
amended as follows:
          (a) by adding the following at the end of the first sentence thereof, immediately prior to the period thereof:
     ", and Seller shall own all rights to the patented and unpatented technology relating thereto to the extent related to Imaging Products and Buyer shall own all rights to all patented and unpatented technology relating thereto that is not related to Imaging Products;"

          (b) by replacing the figure "$6,000,000" in the fifth line thereof with "$7,000,000"; and
          (c) by replacing Schedule 5.24 with the Schedule attached hereto as Exhibit B.
          28.  Section 5.25 of the Agreement shall be
amended to add the following at the end of the first sentence thereof:
     ", and Seller shall own all rights to the patented and unpatented technology related thereto to the extent related to Imaging Products and Buyer shall own all rights to all patented and unpatented technology relating thereto that is not related to Imaging Products."

          29.  Section 5.32 of the Agreement shall be
amended to add the following at the end thereof:
          "(c) Each of Buyer and Seller will keep
     confidential all secret or confidential
     information, knowledge or data obtained after the signing of the Agreement with respect to the other party and its Affiliates, not duplicate or use such information and instruct its employees who have had access to such information to keep such information confidential and not to use any such information unless such information is now or hereafter disclosed, through no act or omission of the other party or its Affiliates, in a manner making such information available to the general public."

          30. Section 5.33(b) of the Agreement shall be amended to replace the text beginning after "division of Seller" in the seventh line thereof and replace it with the following:
     "so long as (i) such solicitation is done within

     180 days of the Closing, (ii) such solicitation with respect to such employees in Belgium, the Netherlands, Luxembourg, Norway, Sweden, Finland and Denmark is done within one 90 day period,
     (iii) such solicitation with respect to all other such employees, are done within one 90 day period and (iv) all such employees referred to in either clause (ii) hereof or clause (iii) hereof shall be hired on the same date, respectively."

          31. The first sentence of Section 7.2 shall be amended by deleting the word "and" preceding clause (c) and replacing therewith a comma, and adding at the end of the sentence, immediately before the period, the following:

     "and (d) an election being made under Section 338 of the Code with respect to the transfer, by Seller or any Subsidiary, of any Transferred Subsidiary other than Kodak Clinical Diagnostics Limited"
          32. Section 9.4 of the Agreement shall be amended to add after the word "hereto" on the second line thereof the phrase "and agreements and letters executed in connection herewith" and to add the following sentence at the end thereof:
     "To the extent any Annex is modified by mutual agreement of the parties hereto at such time it is executed or thereafter in accordance with its terms, such executed agreement shall be deemed to be the Annex for purposes of this Agreement and shall supersede any previous versions thereof. In addition, to the extent that any agreement is entered into in any foreign jurisdiction to effect the transactions intended to be effected by this Agreement, and such agreement conflicts with this Agreement or is silent with respect to any provision of this Agreement, this Agreement shall govern."

          33. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as of the date first above written.

                                   EASTMAN KODAK COMPANY



                                   By:


                                   JOHNSON & JOHNSON



                                   By:

                          EXHIBIT B


                        SCHEDULE 5.24
                CAPITAL IMPROVEMENT PROJECTS


 SER                                            ESTIMATED
NUMBER              DESCRIPTION              COMPLETION DATE

CB-7779        71 Machine Emission Control        7/95

CB-7791        71 Machine Allen Bradley            -
               Upgrades

CXZ901         Procom Replacement                12/94

CB-5583        Provide C/R SAM #9                 1Q95

CB-6685        Part of CB-5583                    1Q95

CB-6851        New Cartridge Pkg Line             1Q95

CB-7784        Cargo Air Wheel Replms             1Q95

CXZ900         60 Slide Cartridges                1Q95

CXZ902         60 Slide Cartridge, Redesigned     1Q95
               (Anti-Backup Platen ABP

CB-7789        Syringe Pump-Cart for J1
               Machine                           10/94

CCRL325R       Upgrade Flica Instrumn             YE94

CXZ347D        Fabricate Test Equipment           YE94

CXZ347E        Thin Film Slide Delivery/Sample
               Aspirator and Distributor          YE95

CXZ347W        Fab (5) PCR Instruments            YE94

CXZ347Y        Upgrade 5 Existing PCR
               Instruments                        YE94

CXZ347Q        Fabricate Additional Equipment     YE94
               to Allow Manufacture of NAD
               Pouches

CXZ360G        Film Wash/Incubate/Read Module     YE95

TBD            71 Process Control Computer        YE95
               System Replacement

TBD            Tank Upgrade                       3Q95

CKB0002        Office Renovation B800             2Q95

CXZ903         Ektachem Disposable Reservoir
               Filling System                     2Q95

CXZ904         Automatic Simpler Manual           1Q95
               Steering 102 Slitter

Seller agrees, after the closing, to complete, using reasonable business efforts, the capital construction projects set forth in this Schedule on a time and materials basis. Seller shall invoice Buyer monthly for its time and materials charges, which shall be calculated on a fully burdened cost basis in a manner consistent with Kodak's 1994 accounting practices.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              EASTMAN KODAK COMPANY
                                                  (Registrant)




Date December 5, 1994

                                    Harry L. Kavetas, Executive Vice President and Chief Financial Officer